LOAN AND SECURITY AGREEMENT

by and among

SYNALLOY CORPORATION

and

EACH OF ITS SUBSIDIARIES THAT ARE SIGNATORIES HERETO

as Borrowers,

and

FOOTHILL CAPITAL CORPORATION

as Lender

Dated as of July 26, 2002

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this "Agreement"), is entered into as of July 26, 2002, between and among, FOOTHILL CAPITAL CORPORATION, a California corporation ("Lender"), SYNALLOY CORPORATION, a Delaware corporation ("Parent"), and each of Parent's Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a "Borrower", and individually and collectively, jointly and severally, as the "Borrowers").

The parties agree as follows:

  DEFINITIONS AND CONSTRUCTION.
    Definitions. As used in this Agreement, the following terms shall have the following definitions:

    "Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of, an Account, Chattel Paper, or a General Intangible.

    "Accounts" means all of Borrowers' now owned or hereafter acquired right, title, and interest with respect to "accounts" (as that term is defined in the Code), and any and all Supporting Obligations in respect thereof.

    "ACH Transactions" means any cash management or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) provided by Wells Fargo or its Affiliates for the account of Borrower or its Subsidiaries.

    "Additional Documents" has the meaning set forth in Section 4.4.

    "Administrative Borrower" has the meaning set forth in Section 16.10.

    "Advances" has the meaning set forth in Section 2.1.

    "Affiliate" means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 7.14 hereof: (a) any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person; (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person; and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person.

    "Agreement" has the meaning set forth in the preamble hereto.

    "Applicable Margin" has the meaning set forth in Section 2.6.

    "Applicable Prepayment Premium" means, as of any date of determination, an amount equal to (a) during the period of time from and after the date of the execution and delivery of this Agreement up to the date that is the first anniversary of the Closing Date, 1.0% times the Maximum Revolver Amount, and (b) during the period of time from and including the date that is the first anniversary of the Closing Date up to the Maturity Date, 0.5% times the Maximum Revolver Amount. Notwithstanding the foregoing, if Borrowers refinance all of the Obligations hereunder from the proceeds of a loan from Carolina First Bank or First Tennessee Bank National Association, the Applicable Prepayment Premium shall be reduced to zero.

    "Assignee" has the meaning set forth in Section 14.1(a).

    "Assignment of Life Insurance Policies" means, collectively, each Assignment of Life Insurance as Collateral, dated as of the Closing Date, between Lender and any Borrower, and acknowledged by the issuer of each such Life Insurance Policy, pursuant to which such Borrower assigns to Lender all of such Borrower's right, title and interest in the Life Insurance Policies, including the cash surrender value thereof.

    "Authorized Person" means any officer or other employee of Administrative Borrower.

    "Availability" means, as of any date of determination, if such date is a Business Day, and determined at the close of business on the immediately preceding Business Day, if such date of determination is not a Business Day, the amount that Borrowers are entitled to borrow as Advances under Section 2.1 (after giving effect to all then outstanding Obligations (other than Bank Product Obligations) and all sublimits and reserves applicable hereunder).

    "Bank Product Agreements" means those certain cash management service agreements entered into from time to time by any Borrower or its Subsidiaries in connection with any of the Bank Products.

    "Bank Product Obligations" means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Borrowers or their Subsidiaries to Wells Fargo or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Borrowers are obligated to reimburse to Lender as a result of Lender's purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to Borrowers or their Subsidiaries pursuant to the Bank Product Agreements.

    "Bank Products" means any service or facility extended to Borrowers or their Subsidiaries by Wells Fargo or any Affiliate of Wells Fargo including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedge Agreements.

    "Bank Product Reserves" means, as of any date of determination, the amount of reserves that Lender has established (based upon Wells Fargo's or its Affiliate's reasonable determination of the credit exposure in respect of then extant Bank Products) for Bank Products then provided or outstanding.

    "Bankruptcy Code" means the United States Bankruptcy Code, as in effect from time to time.

    "Base LIBOR Rate" means the rate per annum, determined by Lender in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/16%), on the basis of the rates at which Dollar deposits are offered to major banks in the London interbank market on or about 2:00 p.m. (Atlanta time) 2 Business Days prior to the commencement of the applicable Interest Period, for a term and in amounts comparable to the Interest Period and amount of the LIBOR Rate Loan requested by Administrative Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

    "Base Rate" means, the rate of interest announced within Wells Fargo at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate.

    "Base Rate Loan" means each portion of an Advance that bears interest at a rate determined by reference to the Base Rate.

    "Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which any Borrower or any Subsidiary or ERISA Affiliate of any Borrower has contributed or was obligated to contribute or has been an "employer" (as defined in Section 3(5) of ERISA) within the past 6 years.

    "Board of Directors" means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf thereof.

    "Books" means all of each Borrower's and its Subsidiaries' now owned or hereafter acquired books and records (including all of its Records indicating, summarizing, or evidencing its or their assets (including the Collateral) or liabilities, all of such Borrower's or Subsidiaries' Records relating to its or their business operations or financial condition, and all of its or their goods or General Intangibles related to such information).

    "Borrower" and "Borrowers" have the respective meanings set forth in the preamble to this Agreement.

    "Borrowing" means a borrowing hereunder of an Advance.

    "Borrowing Base" has the meaning set forth in Section 2.1.

    "Borrowing Base Certificate" means a certificate substantially in the form of Exhibit B-1 delivered by the chief financial officer or chief accounting officer of Parent.

    "Business Day" means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term "Business Day" also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

    "Capital Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

    "Capitalized Lease Obligation" means any Indebtedness represented by obligations under a Capital Lease.

    "Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody's, (c) commercial paper maturing no more than 270 days from the date of acquisition thereof and, at the time of acquisition, having a rating of A-1 or P-1, or better, from S&P or Moody's, and (d) certificates of deposit or bankers' acceptances maturing within 1 year from the date of acquisition thereof either (i) issued by any bank organized under the laws of the United States or any state thereof which bank has a rating of A or A2, or better, from S&P or Moody's, or (ii) certificates of deposit less than or equal to $100,000 in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation.

    "Cash Management Bank" has the meaning set forth in Section 2.7(a).

    "Cash Management Account" has the meaning set forth in Section 2.7(a).

    "Cash Management Agreements" means those certain cash management service agreements, the form and substance of which are satisfactory to Lender, each of which is among Administrative Borrower, Lender, and one of the Cash Management Banks.

    "Change of Control" means (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 15%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors, or (b) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (c) any Borrower ceases to directly own and control 100% of the outstanding capital Stock of each of its Subsidiaries extant as of the Closing Date.

    "Chattel Paper" means all of Borrowers' now owned or hereafter acquired right, title and interest with respect to the "chattel paper," as that term is defined in the Code, including, without limitation, tangible chattel paper and electronic chattel paper.

    "Closing Date" means the date of the making of the initial Advance (or other extension of credit) hereunder or the date on which Lender sends Borrower a written notice that each of the conditions precedent set forth in Section 3.1 either have been satisfied or have been waived.

    "Closing Date Business Plan" means the set of Projections of Borrowers for the 2 year period following the Closing Date (on a year by year basis, and for the 1 year period following the Closing Date, on a month by month basis), the form and substance (including as to scope and underlying assumptions) of which are satisfactory to Lender.

    "Code" means the Georgia Uniform Commercial Code, as in effect from time to time.

    "Collateral" means all of each Borrower's now owned or hereafter acquired right, title, and interest in and to each of the following:

      Accounts,
      Books,
      Chattel Paper,
      Deposit Accounts, including any DDAs,
      Equipment located at the locations set forth on Schedule C-1,
      Financial Assets,
      General Intangibles,
      Inventory,
      Investment Property,
      Negotiable Collateral,
      Supporting Obligations,
      any "commercial tort claim," as that term is defined in the Code, as set forth on Schedule C-2 attached hereto, money, cash, Cash Equivalents or other assets of each such Borrower that now or hereafter come into the possession, custody, or control of Lender, and the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance or commercial tort claims, covering any or all of the foregoing, and any and all Accounts, Books, Chattel Paper, Deposit Accounts, Equipment, Financial Assets, General Intangibles, Inventory, Investment Property, Negotiable Collateral, money, Deposit Accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

"Collateral Access Agreement" means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Equipment or Inventory, in each case, the form and substance of which are satisfactory to Lender.

"Collections" means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of Borrowers.

"Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Parent to Lender.

"Continuing Director" means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent (as such terms are used in Rule 14a-11 under the Exchange Act) and whose initial assumption of office resulted from such contest or the settlement thereof.

"Control Agreement" means a control agreement, the form and substance of which are satisfactory to Lender, executed and delivered by the applicable Borrower, Lender, and the applicable securities intermediary with respect to a Securities Account or a bank with respect to a deposit account.

"Daily Balance" means, with respect to each day during the term of this Agreement, the amount of an Obligation owed at the end of such day.

"DDA" means any checking or other demand deposit account maintained by any Borrower.

"Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

"Deposit Accounts" means all of Borrowers' now owned or hereafter acquired right, title and interest with respect to any "deposit account," as that term is defined in the Code, including, without limitation, any DDA maintained by Borrowers.

"Designated Account" means that certain account at the Designated Account Bank designated as such on Schedule B-1, or such other deposit account of Administrative Borrower (located within the United States) that has been designated as such, in writing, by Administrative Borrower to Lender.

"Designated Account Bank" means the depository institution which has been designated as such on Schedule B-1 or has otherwise been designated as such, in writing, by Borrower to Lender.

"Dilution" means, as of any date of determination, a percentage, based upon the experience of the immediately prior 90 days, that is the result of dividing the Dollar (or Dollar equivalent) amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Accounts of Borrowers during such period, by (b) Borrowers' gross billings with respect to Accounts during such period (excluding extraordinary items).

"Dilution Reserve" means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by one percentage point for each percentage point by which Dilution is in excess of 5.0%.

"Disbursement Letter" means an instructional letter executed and delivered by Administrative Borrower to Lender regarding the extensions of credit to be made on the Closing Date, the form and substance of which are satisfactory to Lender.

"Dollars" or "$" means United States dollars.

"Due Diligence Letter" means the due diligence letter sent by Lender's counsel to Administrative Borrower, together with Administrative Borrower's completed responses to the inquiries set forth therein, the form and substance of such responses are satisfactory to Lender.

"EBITDA" means, with respect to any fiscal period, Parent's and its Subsidiaries consolidated net earnings (or loss), minus extraordinary gains, plus interest expense, income taxes, and depreciation and amortization for such period, as determined in accordance with GAAP.

"Eligible Accounts" means those Accounts created by one of Borrowers in the ordinary course of its business, that arise out of its sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made by Borrowers under the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the criteria set forth below; provided, however, that such criteria may be fixed and revised from time to time by Lender in Lender's Permitted Discretion to address the results of any audit performed by Lender from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash remitted to Borrowers. Eligible Accounts shall not include the following:

    Accounts that the Account Debtor has failed to pay within 90 days of original invoice date or Accounts with selling terms of more than 90 days,
    Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,
    Accounts with respect to which the Account Debtor is an employee, Affiliate, or Lender of any Borrower,
    Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold (other than as provided in clause (n) below), or any other terms by reason of which the payment by the Account Debtor may be conditional,
    Accounts that are not payable in Dollars,
    Accounts with respect to which the Account Debtor either (i) does not maintain substantial operations in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit satisfactory to Lender (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Lender and is directly drawable by Lender, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Lender,
    Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the applicable Borrower has complied, to the reasonable satisfaction of Lender, with the Assignment of Claims Act, 31 U.S.C. Section 3727 and its related regulations), or (ii) any state of the United States (exclusive, however, of (y) Accounts owed by any state that does not have a statutory counterpart to the Assignment of Claims Act or (z) Accounts owed by any state that does have a statutory counterpart to the Assignment of Claims Act as to which the applicable Borrower has complied to Lender's satisfaction),
    Accounts with respect to which the Account Debtor is a creditor of any Borrower, has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to its obligation to pay the Account, to the extent of such claim, right of setoff, or dispute,
    Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed 5.0% (such percentage as applied to a particular Account Debtor being subject to reduction by Lender in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage,
    Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,
    Accounts with respect to which the Account Debtor is located in the states of New Jersey, Minnesota, or West Virginia (or any other state that requires a creditor to file a business activity report or similar document in order to bring suit or otherwise enforce its remedies against such Account Debtor in the courts or through any judicial process of such state), unless the applicable Borrower has qualified to do business in New Jersey, Minnesota, West Virginia, or such other states, or has filed a business activities report with the applicable division of taxation, the department of revenue, or with such other state offices, as appropriate, for the then-current year, or is exempt from such filing requirement,
    Accounts, the collection of which, Lender, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor's financial condition,
    Accounts that are not subject to a valid and perfected first priority Lender's Lien other than Permitted Liens of the type described in clauses (f) and (g) in the definition of "Permitted Liens",
    Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor other than goods manufactured under agreements, which agreements are satisfactory to Lender in its Permitted Discretion, pursuant to which the Account may be billed when the goods are produced and held for later shipment to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,
    Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services or that are subject to the equitable lien of a surety bond issuer, or
    Accounts that are owed to a joint venture in which any Borrower is an investor, owner or participant.

"Eligible Inventory" means Inventory of Borrowers consisting of first quality raw materials and finished goods in Borrowers' metals and chemicals and colors divisions or held for sale in the ordinary course of Borrowers' business located at one of the business locations of Borrowers set forth on Schedule E-1 (or in-transit between any such locations) or Borrowers' stainless work-in-process inventory, that complies with each of the representations and warranties respecting Eligible Inventory made by Borrowers in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the criteria set forth below; provided, however, that such criteria may be fixed and revised from time to time by Lender in Lender's Permitted Discretion to address the results of any audit or appraisal performed by Lender from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrowers' historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

    a Borrower does not have good, valid, and marketable title thereto, it is not located at one of the locations in the United States set forth on Schedule E-1 or in transit from one such location to another such location, it is located on real property leased by a Borrower or in a contract warehouse, in each case, unless it is subject to a Collateral Access Agreement executed by the lessor, warehouseman, or other third party, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises, it is not subject to a valid and perfected first priority security Lender's Lien other than Permitted Liens of the type described in clauses (f) and (g) of the definition of "Permitted Liens", it consists of goods returned or rejected by a Borrower's customers, it consists of goods that are obsolete or slow moving, restrictive or custom items, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in a Borrower's business, bill and hold goods, defective goods, "seconds," or Inventory acquired on consignment, it consists of goods that are work-in-process (other than stainless work-in-process Inventory that otherwise constitutes Eligible Inventory).
    it is located at any location (excluding Borrowers' leased facility located in Dalton, Georgia) that contains Inventory of Borrowers, which Inventory is not otherwise excluded as ineligible by virtue of one or more of the criteria set forth herein, with an aggregate book value of less than $100,000, it consists of labor or overhead attributable to raw materials or finished goods Inventory owned by third parties, including without limitation "toll" inventory, it consists of goods to be sold to third parties through application of a private label, or

(j) it consists of goods in the possession of third parties on a consignment basis.

"Environmental Actions" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of any Borrower or any Subsidiary of a Borrower or any predecessor in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower or any predecessor in interest.

"Environmental Law" means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on Borrowers or any Subsidiary of a Borrower, relating to the environment, employee health and safety, or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. Section 1801 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

"Environmental Liabilities and Costs" means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

"Equipment" means all of Borrowers' now owned or hereafter acquired right, title, and interest with respect to equipment, machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

"ERISA Affiliate" means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of a Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of a Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which a Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with a Borrower and whose employees are aggregated with the employees of a Borrower under IRC Section 414(o).

"ERISA Event" means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of any Borrower, any of such Borrower's Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041 (c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Borrower, any of such Borrower's Subsidiaries or ERISA Affiliates from a Multiemployer Plan, or (g) providing any security to any plan under Section 401(a)(29) of the IRC by any Borrower or any of its Subsidiaries or any of their ERISA Affiliates.

"Event of Default" has the meaning set forth in Section 8.

"Excess Availability" means the amount, as of the date any determination thereof is to be made, equal to Availability minus the aggregate amount, if any, of all trade payables of Borrowers aged in excess of their historical levels with respect thereto and all book overdrafts in excess of their historical practices with respect thereto, in each case as determined by Lender in its Permitted Discretion.

"Exchange Act" means the Securities Exchange Act of 1934, as in effect from time to time.

"Existing Lender" means Wachovia Bank, N.A.

"Fee Letter" means that certain fee letter, dated as of even date herewith, between Borrowers and Lender, the form and substance of which are satisfactory to Lender.

"FEIN" means Federal Employer Identification Number.

"Financial Asset" means all of Borrowers' now owned or hereafter acquired right, title and interest with respect to any "financial asset" as that term is defined in the Code.

"Funding Date" means the date on which a Borrowing occurs.

"Funding Losses" has the meaning set forth in Section 2.13(b)(ii).

"GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

"General Intangibles" means all of Borrowers' now owned or hereafter acquired right, title, and interest with respect to general intangibles (including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, domain names, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, money, deposit accounts, dividends or other payments from any Subsidiary, insurance premium rebates, cash surrender value of insurance policies, tax refunds, and tax refund claims), and any and all Supporting Obligations in respect thereof, and any other personal property other than goods, Accounts, Investment Property, Negotiable Collateral and Chattel Paper.

"Governing Documents" means, with respect to any Person, the certificate or articles of incorporation, bylaws, or other organizational documents of such Person.

"Governmental Authority" means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

"Guarantor" or "Guarantors" means each of Delmet, Inc., a Delaware corporation, Delsoap, Inc., a Delaware corporation, Manufacturers Soap & Chemical Company, a Tennessee corporation, Metchem, Inc., a Delaware corporation, Synalloy Metals, Inc., a Tennessee corporation, and Whiting Metals, Inc., a South Carolina corporation.

"Guaranty" means that certain general continuing guaranty executed and delivered by, Guarantors in favor of Lender, the form and substance of which are satisfactory to Lender.

"Guarantor Security Agreement" means that certain guarantor security executed and delivered by Guarantors and Lender, the form and substance of which are satisfactory to Lender.

"Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

"Hedge Agreement" means any and all transactions, agreements, or documents now existing or hereafter entered into between Borrower or its Subsidiaries and Wells Fargo or its Affiliates, which provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower's or its Subsidiaries' exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

"Indebtedness" means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Borrower or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations for the deferred purchase price of assets (other than trade debt incurred in the ordinary course of business and repayable in accordance with customary trade practices), and (f) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person.

"Indemnified Liabilities" has the meaning set forth in Section 11.3.

"Indemnified Person" has the meaning set forth in Section 11.3.

"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

"Intangible Assets" means, with respect to any Person, that portion of the book value of all of such Person's assets that would be treated as intangibles under GAAP.

"Intercompany Subordination Agreement" means a subordination agreement executed and delivered by Borrowers and Lender, the form and substance of which are satisfactory to Lender.

"Interest Period" means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan and ending 1, 2, or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (e) Borrowers (or Administrative Borrower on behalf thereof) may not elect an Interest Period which will end after the Maturity Date.

"Inventory" means all Borrowers' now owned or hereafter acquired right, title, and interest with respect to inventory, including goods held for sale or lease or to be furnished under a contract of service, goods that are leased by a Borrower as lessor, goods that are furnished by a Borrower under a contract of service, and raw materials, work in process, or materials used or consumed in a Borrower's business, including all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor.

"Investment" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practices), purchases or other acquisitions for consideration of Indebtedness or Stock, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

"Investment Property" means all of Borrowers' now owned or hereafter acquired right, title, and interest with respect to "investment property" as that term is defined in the Code, and any and all Supporting Obligations in respect thereof, including without limitation the Stock of Ta Chen Stainless Pipe Co., Ltd. held by Borrowers.

"IRC" means the Internal Revenue Code of 1986, as in effect from time to time.

"IRS" means the Internal Revenue Service of the United States

"L/C" has the meaning set forth in Section 2.12(a).

"L/C Disbursement" means a payment made by Lender pursuant to a Letter of Credit.

"L/C Undertaking" has the meaning set forth in Section 2.12(a).

"Lender" has the meaning set forth in the preamble to this Agreement.

"Lender's Account" means an account at a bank designated by Lender from time to time as the account into which Borrowers shall make all payments to Lender under this Agreement and the other Loan Documents; unless and until Lender notifies Administrative Borrower, Lender's Account shall be that certain deposit account listed on Schedule A-1.

"Lender's Liens" means the Liens granted by Borrowers or any Guarantor to Lender under this Agreement or the other Loan Documents.

"Lender Expenses" means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by a Borrower under any of the Loan Documents that are paid or incurred by Lender, (b) fees or charges paid or incurred by Lender in connection with Lender's transactions with Borrowers, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, judgment and Uniform Commercial Code searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Lender in the disbursement of funds to or for the account of Borrowers (by wire transfer or otherwise), (d) charges paid or incurred by Lender resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by Lender to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising, to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Lender related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Lender's relationship with any Borrower or any guarantor of the Obligations, (h) Lender's reasonable fees and expenses (including attorneys' fees) incurred in advising, structuring, drafting, reviewing, administering, or amending the Loan Documents, and (i) Lender's reasonable fees and expenses (including attorneys' fees) incurred in terminating, enforcing (including attorneys' fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning any Borrower or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

"Lender-Related Person" means Lender, Lender's Affiliates, and the officers, directors, employees, and agents of Lender.

"Letter of Credit" means an L/C or an L/C Undertaking, as the context requires.

"Letter of Credit Usage" means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus 100% of the amount of outstanding time drafts accepted by an Underlying Issuer as a result of drawings under Underlying Letters of Credit.

"LIBOR Deadline" has the meaning set forth in Section 2.13(b)(i).

"LIBOR Notice" means a written notice in the form of Exhibit L-1.

"LIBOR Option" has the meaning set forth in Section 2.13(a).

"LIBOR Rate" means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Lender (rounded upwards, if necessary, to the next 1/16%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

"LIBOR Rate Loan" means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

"Lien" means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

"Life Insurance Policies" means those key man life insurance policies of Borrowers described on Schedule L-1.

"Loan Account" has the meaning set forth in Section 2.10.

"Loan Documents" means this Agreement, the Assignment of Life Insurance Policies, the Bank Product Agreements, the Cash Management Agreements, the Control Agreements, the Disbursement Letter, the Due Diligence Letter, the Fee Letter, the Guarantor Security Agreement, the Guaranty, the Letters of Credit, the Officers' Certificate, the Pledge Agreement, the Intercompany Subordination Agreement, the Trademark Security Agreement, any note or notes executed by a Borrower in connection with this Agreement and payable to Lender, and any other agreement entered into, now or in the future, by any Borrower and Lender in connection with this Agreement.

"Material Adverse Change" means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrowers taken as a whole, (b) a material impairment of a Borrower's ability to perform its obligations under the Loan Documents to which it is a party or of Lender's ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Lender's Liens with respect to the Collateral as a result of an action or failure to act on the part of a Borrower.

"Material Contracts" means those contracts identified on Schedule M-1.

"Maturity Date" has the meaning set forth in Section 3.4.

"Maximum Revolver Amount" means $19,000,000.

"Moody's" means Moody's Investors Service, Inc., a Delaware corporation and its successors.

"Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which any Borrower, any of its Subsidiaries, or any ERISA Affiliate has contributed, or was obligated to contribute, within the past 6 years.

"Negotiable Collateral" means all of Borrowers' now owned and hereafter acquired right, title, and interest with respect to letters of credit, letter of credit rights, instruments, promissory notes, drafts and documents, and any and all Supporting Obligations in respect thereof.

"Net Liquidation Percentage" means the percentage of the book value of Borrowers' Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of estimated liquidation expenses, such percentage to be as determined from time to time by a qualified appraisal company selected by Lender.

"Obligations" means (a) all Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrowers' Loan Account pursuant hereto), obligations, fees (including the fees provided for in the Fee Letter), charges, costs, Lender Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrowers to Lender pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Expenses that Borrowers are required to pay or reimburse by the Loan Documents, by law, or otherwise, and (b) all Bank Product Obligations. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding.

"Officers' Certificate" means the representations and warranties of officers in the form submitted by Lender to Administrative Borrower, together with Borrowers' completed responses to the inquiries set forth therein, the form and substance of such responses are satisfactory to Lender.

"Organizational I.D. Number" means, with respect to any Person, the organizational identification number assigned to such Person by the applicable governmental unit or agency of the jurisdiction of organization of such Person.

"Parent" has the meaning set forth in the preamble to this Agreement.

"Participant" has the meaning set forth in Section 14.1(d).

"Pay-Off Letter" means a letter, the form and substance of which are satisfactory to Lender, from Existing Lender to Lender respecting the amount necessary to repay in full all of the obligations of Borrowers owing to Existing Lender and obtain a release of all of the Liens existing in favor of Existing Lender in and to the assets of Borrowers.

"PBGC" means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

"Permitted Discretion" means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

"Permitted Dispositions" means (a) sales or other dispositions by Borrowers or their Subsidiaries of Equipment that is (i) substantially worn, damaged, or obsolete in the ordinary course of business or (ii) that is replaced by Equipment having a greater or equal value within 90 days of the date of the applicable disposition, (b) sales by Borrowers or their Subsidiaries of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents by Borrowers or their Subsidiaries in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, and (d) the licensing by Borrowers or their Subsidiaries, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business.

"Permitted Investments" means (a) investments in Cash Equivalents, (b) investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, and (d) investments by any Borrower in any other Borrower provided that if any such investment is in the form of Indebtedness, such Indebtedness investment shall be subject to the terms and conditions of the Intercompany Subordination Agreement.

"Permitted Liens" means (a) Liens held by Lender, (b) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases, (e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (g) Liens arising from deposits made in connection with obtaining worker's compensation or other unemployment insurance, (h) Liens or deposits to secure performance of bids, tenders, or leases incurred in the ordinary course of business and not in connection with the borrowing of money, (i) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (j) Liens resulting from any judgment or award that is not an Event of Default hereunder, and (k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof.

"Permitted Protest" means the right of the applicable Borrower or its Subsidiaries to protest any Lien (other than any such Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by the applicable Borrower or its Subsidiary, as applicable, in good faith, and (c) Lender is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Lender's Liens.

"Permitted Purchase Money Indebtedness" means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate amount outstanding at any one time not in excess of $1,000,000.

"Person" means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

"Personal Property Collateral" means all Collateral other than Real Property.

"Pledge Agreement" means, collectively, each Pledge Agreement, the form and substance of which are satisfactory to Lender, executed and delivered by each Borrower that owns Stock of a Subsidiary of Parent.

"Projections" means Parent's forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a consistent basis with Parent's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

"Purchase Money Indebtedness" means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

"Real Property" means any estates or interests in real property now owned or hereafter acquired by any Borrower and the improvements thereto.

"Record" means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

"Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 U.S.C. Section 9601.

"Reportable Event" means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days' notice to the PBGC is waived under applicable regulations.

"Required Availability" means (i) Excess Availability, plus (ii) unrestricted cash and Cash Equivalents, minus (iii) any reserve established at Lender's Permitted Discretion for third party Indebtedness due or to become due, in an aggregate amount of not less than $3,000,000.

"Reserve Percentage" means, on any day, for Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") of that Lender, but so long as Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

"Retiree Health Plan" means an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by Section 601 of ERISA.

"Revolver Usage" means, as of any date of determination, the sum of (a) the then extant amount of outstanding Advances, plus (b) the then extant amount of the Letter of Credit Usage.

"S&P" means Standard & Poor's Rating Service, a division of The McGraw Hill Companies, Inc., a New York corporation, and its successors.

"SEC" means the United States Securities and Exchange Commission and any successor thereto.

"Securities Account" means a "securities account" as that term is defined in the Code.

"Solvent" means, with respect to any Person on a particular date, that such Person is not insolvent (as such term is defined in the Uniform Fraudulent Transfer Act).

"Stock" means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

"Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

"Supporting Obligation" means all of Borrowers' now owned or hereafter acquired right, title and interest with respect to any "supporting obligation" as that term is defined in the Code.

"Tangible Net Worth" means, as of any date of determination, the result of (a) the total stockholder's equity of Parent and its Subsidiaries, minus (b) the sum of (i) all Intangible Assets of Parent and its Subsidiaries, (ii) all of Parent's prepaid expenses, and (iii) all amounts due to Parent and its Subsidiaries from Affiliates.

"Taxes" has the meaning set forth in Section 16.5.

"Trademark Security Agreement" means that certain trademark security agreement executed and delivered by Borrowers party thereto, the form and substance of which are satisfactory to Lender.

"Underlying Issuer" means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of Lender for the benefit of Borrowers.

"Underlying Letter of Credit" means a letter of credit that has been issued by an Underlying Issuer.

"Voidable Transfer" has the meaning set forth in Section 16.8.

"Wells Fargo" means Wells Fargo Bank, National Association, a national banking association.

    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrowers" or the term "Parent" is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.
    Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.
    Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person's successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.
    Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.
  LOAN AND TERMS OF PAYMENT.
    Revolver Advances.

        Subject to the terms and conditions of this Agreement, and during the term of this Agreement, Lender agrees to make advances ("Advances") to Borrowers in an amount at any one time outstanding not to exceed of an amount equal to the lesser of (i) the Maximum Revolver Amount less the Letter of Credit Usage, or (ii) the Borrowing Base less the Letter of Credit Usage. For purposes of this Agreement, "Borrowing Base," as of any date of determination, shall mean the result of:

        (w) the lesser of

        (i) 85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, and

        (ii) an amount equal to Borrowers' Collections with respect to Accounts for the immediately preceding 75 day period, plus

        (x) the lowest of

        (i) the amount set forth in the following table for the applicable period set forth opposite thereto:

Time Period	Maximum Amount
Closing Date - 9/30/02	$11,000,000
10/1/02 - 12/31/02	$10,812,000
1/1/03 - 3/31/03	$10,624,000
4/1/03 - 6/30/02	$10,436,000
7/1/03 - 9/30/03	$10,248,000
10/1/03 - 12/31/03	$10,058,112
1/1/04 - 3/31/04	$9,870,112
4/1/04 - 6/30/04	$9,682,112
7/1/04 - Maturity Date	$9,500,000

      (ii) the sum of (A) 60% times the aggregate cost of Borrowers' eligible stainless raw materials inventory and Borrowers' eligible stainless finished goods inventory, plus (B) the lesser of (I) 25% times the cost of Borrowers' eligible stainless work in process inventory or (II) $1,000,000, plus (C) 50% times the cost of Borrowers' eligible chemical and colors raw materials and finished goods inventory,

      (iii) 80% times the then extant Net Liquidation Percentage times the book value of Borrowers' Eligible Inventory as calculated by Lender, and

      (iv) 100% of the amount of credit availability created by clause (w) above; provided that, at the request of Borrowers, for 90 consecutive days during each 12-month period after the Closing Date, which 90-day period shall commence on the date of the requested adjustment, such percentage may be increased to 125% of the amount of credit availability created by clause (w) above, plus

      (y) so long as Lender has a first priority lien on and security interest in the Life Insurance Policies, the lesser of

      (i) $2,300,000, and

      (ii) $95% of the aggregate cash surrender value of the Life Insurance Policies, minus

      (z) the sum of (i) the Bank Product Reserves, and (ii) the aggregate amount of reserves, if any, established by Lender under Section 2.1(b).

      Anything to the contrary in this Section 2.1 notwithstanding, Lender shall have the right to establish reserves in such amounts, and with respect to such matters, as Lender in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, including reserves with respect to (i) sums that Borrowers are required to pay (such as taxes, assessments, insurance premiums, including without limitation premiums with respect to the Life Insurance Policies, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any Section of this Agreement or any other Loan Document, and (ii) amounts owing by Borrowers to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any existing Permitted Lien set forth on Schedule P-1 which is specifically identified thereon as entitled to have priority over the Lender's Liens), which Lien or trust, in the Permitted Discretion of Lender likely would have a priority superior to the Lender's Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral. In addition to the foregoing, Lender shall have the right to have the Inventory reappraised by a qualified appraisal company selected by Lender from time to time after the Closing Date for the purpose of redetermining the Net Liquidation Percentage of the Eligible Inventory portion of the Collateral and, as a result, redetermining the Borrowing Base.

      Lender shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Revolver Amount.

      Amounts borrowed pursuant to this Section may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

    [Intentionally Omitted.]
    Borrowing Procedures and Settlements.
      Procedure for Borrowing. Each Borrowing shall be made by a written request by an Authorized Person delivered to Lender (which notice must be received by Lender no later than 1:00 p.m. (Atlanta time) on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day. At Lender's election, in lieu of delivering the above-described request in writing, any Authorized Person may give Lender telephonic notice of such request by the required time, with such telephonic notice to be confirmed in writing within 24 hours of the giving of such notice.
      Making of Advances. If Lender has received a timely request for a Borrowing in accordance with the provisions hereof, and subject to the satisfaction of the applicable terms and conditions set forth herein, Lender shall make the proceeds of such Advance available to Borrowers on the applicable Funding Date by transferring available funds equal to such proceeds to Administrative Borrower's Designated Account.
    Payments.
      Payments by Borrowers. Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Lender's Account and shall be made in immediately available funds, no later than 2:00 p.m. (Atlanta time) on the date specified herein. Any payment received by Lender later than 2:00 p.m. (Atlanta time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.
      Application, and Reversal of Payments.
        All payments shall be remitted to Lender and all such payments (other than payments received while no Default or Event of Default has occurred and is continuing and which relate to the payment of principal or interest of specific Obligations or which relate to the payment of specific fees), and all proceeds of Accounts or other Collateral received by Lender, shall be applied as follows:
          first, to pay any Lender Expenses then due to Lender under the Loan Documents, until paid in full, second, to pay any fees then due to Lender under the Loan Documents, until paid in full, third, to pay interest due in respect of Advances until paid in full, fourth, to pay the principal of all Advances until paid in full, fifth, if an Event of Default has occurred and is continuing, to be held by Lender, as cash collateral in an amount up to 105% of the then extant Letter of Credit Usage until paid in full, sixth, to pay any other Obligations until paid in full, and seventh, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
        In each instance, so long as no Event of Default has occurred and is continuing, Section 2.4(b) shall not be deemed to apply to any payment by Borrowers specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.
        For purposes of the foregoing, "paid in full" means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
        In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.
    [Intentionally Omitted.]
    Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.
      Interest Rates. Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows (i) if the relevant Obligation is an Advance that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the Applicable Margin, and (ii) otherwise, at a per annum rate equal to the Base Rate plus the Applicable Margin. As of the Closing Date and through and including the date on which the audited financial statements are delivered to Lender pursuant to Section 6.3(b) for fiscal year 2002, the Applicable Margin with respect to Advances that are LIBOR Rate Loans shall be the per annum rate of two and three-quarters percentage points (2.75%) and the Applicable Margin with respect to Advances that are Base Rate Loans shall be the per annum rate of one-quarter of one percentage point (0.25%). On the tenth Business Day following the delivery of the audited financial statements for fiscal year 2002 and on the tenth Business Day following the delivery of unaudited financial statements for each fiscal quarter thereafter, the Applicable Margin shall be adjusted to be the interest rate margin based upon the Borrowers' EBITDA for the 12-month period ending on the last day of the fiscal quarter immediately preceding such adjustment date, as reflected in such financial statements, expressed as a per annum rate of interest as follows:

If EBITDA for the most recent 12-month period is:	Then the Applicable Margin with respect to Base Rate Loans shall be:	Then the Applicable Margin with respect to LIBOR Rate Loans shall be:
Greater than or equal to $1,300,000	0.00%	2.50%
Greater than or equal to $750,000 but less than $1,300,000	0.25%	2.75%
Greater than or equal to $500,000 but less than $750,000	0.50%	3.00%
Less than $500,000	0.75%	3.25%

      For the purposes of this Section 2.6(a) only, EBITDA shall not include $5,197,687 of asset write-downs booked in June 2002.

      In the event Borrowers fail to provide the financial statements referred to above in accordance with the terms of Section 6.3(b) hereof, and without prejudice to any additional rights under Section 9.1 hereof, the Applicable Margin shall be 3.25% with respect to Advances that are LIBOR Rate Loans and 0.75% with respect to Advances that are Base Rate Loans until 10 Business Days after the actual delivery of such statements.

      Letter of Credit Fee. Borrowers shall pay Lender a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) which shall accrue at a rate equal to 2.75% per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.
      Default Rate. Upon the occurrence and during the continuation of an Event of Default, all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 4 percentage points above the per annum rate otherwise applicable hereunder, and the Letter of Credit fee provided for above shall be increased to 4 percentage points above the per annum rate otherwise applicable hereunder.
      Payment. Interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or obligation to extend credit hereunder are outstanding. Borrowers hereby authorize Lender, from time to time, without prior notice to Borrowers, to charge such interest and fees, all Lender Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when accrued or incurred), the fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including any amounts due and payable to Wells Fargo or its Affiliates in respect of Bank Products up to the amount of the then extant Bank Product Reserves) to Borrowers' Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be charged to Borrowers' Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder.
      Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.
      Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
    Cash Management.
      Borrowers shall (i) establish and maintain cash management services of a type and on terms satisfactory to Lender at one or more of the banks set forth on Schedule 2.7(a) (each a "Cash Management Bank"), and shall request in writing and otherwise take such reasonable steps to ensure that all of its Account Debtors forward payment of the amounts owed by them directly to such Cash Management Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all Collections (including those sent directly by Account Debtors to a Cash Management Bank) into a bank account in Lender's name (a "Cash Management Account") at one of the Cash Management Banks.
      Each Cash Management Bank shall establish and maintain Cash Management Agreements with Lender and Borrowers, the form and substance of which are acceptable to Lender. Each such Cash Management Agreement shall provide, among other things, that (i) all items of payment deposited in such Cash Management Account and proceeds thereof are held by such Cash Management Bank Lender or bailee-in-possession for Lender, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account, other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) it immediately will forward by daily sweep all amounts in the applicable Cash Management Account to the Lender's Account.
      So long as no Default or Event of Default has occurred and is continuing, Administrative Borrower may amend Schedule 2.7(a) to add or replace a Cash Management Account Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be satisfactory to Lender and Lender shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank, and (ii) prior to the time of the opening of such Cash Management Account, Borrowers and such prospective Cash Management Bank shall have executed and delivered to Lender a Cash Management Agreement. Borrowers shall close any of their Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from Lender that the creditworthiness of any Cash Management Bank is no longer acceptable in Lender's reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from Lender that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Lender's liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Lender's reasonable judgment.
      The Cash Management Accounts shall be cash collateral accounts, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations, and in which Borrowers are hereby deemed to have granted a Lien to Lender.
    Crediting Payments. The receipt of any payment item by Lender (whether from transfers to Lender by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Lender's Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Lender only if it is received into the Lender's Account on a Business Day on or before 2:00 p.m. (Atlanta time). If any payment item is received into the Lender's Account on a non-Business Day or after 2:00 p.m. (Atlanta time) on a Business Day, it shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day.
    Designated Account. Lender is authorized to make the Advances, and Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.6(d). Administrative Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Lender hereunder. Unless otherwise agreed by Lender and Administrative Borrower, any Advance requested by Borrowers and made by Lender hereunder shall be made to the Designated Account.
    Maintenance of Loan Account; Statements of Obligations. Lender shall maintain an account on its books in the name of Borrowers (the "Loan Account") on which Borrowers will be charged with all Advances made by Lender to Borrowers or for Borrowers' account, the Letters of Credit issued by Lender for Borrowers' account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Lender from Borrowers or for Borrowers' account, including all amounts received in the Lender's Account from any Cash Management Bank. Lender shall render statements regarding the Loan Account to Administrative Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and Lender unless, within 30 days after receipt thereof by Administrative Borrower, Administrative Borrower shall deliver to Lender written objection thereto describing the error or errors contained in any such statements.
    Fees. Borrowers shall pay to Lender the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter):
      Unused Line Fee. On the first day of each month during the term of this Agreement, an unused line fee in the amount equal to 0.25% per annum times the result of (a) the Maximum Revolver Amount, less (b) the sum of (i) the average Daily Balance of Advances that were outstanding during the immediately preceding month, plus (ii) the average Daily Balance of the Letter of Credit Usage during the immediately preceding month,
      Fee Letter Fees. As and when due and payable under the terms of the Fee Letter, Borrowers shall pay to Lender the fees set forth in the Fee Letter, and
      Audit, Appraisal, and Valuation Charges. Audit, appraisal, and valuation fees and charges as follows, (i) a fee of $850 per day, per auditor, plus out-of-pocket expenses for each Collateral or financial audit of a Borrower performed by personnel employed by Lender, (ii) a fee of $1,500 per day per appraiser, plus out-of-pocket expenses, for each appraisal of the Collateral performed by personnel employed by Lender, and (iii) the actual charges paid or incurred by Lender if it elects to employ the services of one or more third Persons to perform financial audits of Borrowers, to appraise the Collateral, or any portion thereof, or to assess a Borrower's business valuation. Borrowers hereby acknowledge that Lender shall have the right to conduct Collateral audits and Inventory appraisals on a quarterly basis and to conduct Equipment appraisals annually, or more frequently if an Event of Default has occurred and is continuing.
    Letters of Credit
      Subject to the terms and conditions of this Agreement, Lender agrees to issue letters of credit for the account of Borrowers (each, an "L/C") or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an "L/C Undertaking") with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of Borrowers. To request the issuance of an L/C or an L/C Undertaking (or the amendment, renewal, or extension of an outstanding L/C or L/C Undertaking), Administrative Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by Lender) to Lender and Lender (reasonably in advance of the requested date of issuance, amendment, renewal, or extension) a notice requesting the issuance of an L/C or L/C Undertaking, or identifying the L/C or L/C Undertaking to be amended, renewed, or extended, the date of issuance, amendment, renewal, or extension, the date on which such L/C or L/C Undertaking is to expire, the amount of such L/C or L/C Undertaking, the name and address of the beneficiary thereof (or of the Underlying Letter of Credit, as applicable), and such other information as shall be necessary to prepare, amend, renew, or extend such L/C or L/C Undertaking. If requested by Lender, Borrowers also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested Letter of Credit:
        the Letter of Credit Usage would exceed the Borrowing Base less the amount of outstanding Advances, or the Letter of Credit Usage would exceed $2,000,000, or
        the Letter of Credit Usage would exceed the Maximum Revolver Amount less the then extant amount of outstanding Advances.
      Borrowers and Lender acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Lender is obligated to advance funds under a Letter of Credit, Borrowers immediately shall reimburse such L/C Disbursement to Lender by paying to Lender an amount equal to such L/C Disbursement not later than 2:00 p.m., Atlanta time, on the date that such L/C Disbursement is made, if Administrative Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 1:00 p.m., Atlanta time, on such date, or, if such notice has not been received by Administrative Borrower prior to such time on such date, then not later than 2:00 p.m., Atlanta time, on (i) the Business Day that Administrative Borrower receives such notice, if such notice is received prior to 1:00 p.m., Atlanta time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances that are Base Rate Loans under Section 2.6. To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrowers' obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance.
      Each Borrower hereby agrees to indemnify, save, defend, and hold Lender harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by Lender arising out of or in connection with any Letter of Credit; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability that is caused by the gross negligence or willful misconduct of Lender. Each Borrower agrees to be bound by the Underlying Issuer's regulations and interpretations of any Underlying Letter of Credit or by Lender's interpretations of any L/C issued by Lender to or for such Borrower's account, even though this interpretation may be different from such Borrower's own, and each Borrower understands and agrees that Lender shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrowers' instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Each Borrower understands that the L/C Undertakings may require Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrowers against such Underlying Issuer. Each Borrower hereby agrees to indemnify, save, defend, and hold Lender harmless with respect to any loss, cost, expense (including reasonable attorneys' fees), or liability incurred by Lender under any L/C Undertaking as a result of Lender's indemnification of any Underlying Issuer; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability that is caused by the gross negligence or willful misconduct of Lender.
      Each Borrower hereby authorizes and directs any Underlying Issuer to deliver to Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon Lender's instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.
      Any and all charges, commissions, fees, and costs incurred by Lender relating to Underlying Letters of Credit shall be Lender Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrowers to Lender for the account of Lender; it being acknowledged and agreed by each Borrower that, as of the Closing Date, the issuance charge imposed by the prospective Underlying Issuer is .825% per annum times the face amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.
      If by reason of (i) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or Lender with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):
        any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or there shall be imposed on the Underlying Issuer or Lender any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to Lender of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by Lender, then, and in any such case, Lender may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Administrative Borrower, and Borrowers shall pay on demand such amounts as Lender may specify to be necessary to compensate Lender for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder. The determination by Lender of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

    LIBOR Option.
      Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option (the "LIBOR Option") to have interest on all or a portion of the Advances be charged at the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the occurrence of an Event of Default in consequence of which Lender has elected to accelerate the maturity of all or any portion of the Obligations, or (iii) termination of this Agreement pursuant to the terms hereof. On the last day of each applicable Interest Period, unless otherwise notified by Administrative Borrower, the interest rate applicable to a LIBOR Rate Loan shall automatically continue at the rate of interest then applicable to LIBOR Rate Loans with an Interest Period of equal duration to the Interest Period then ending. At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Advances bear interest at the LIBOR Rate and Lender shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.
      LIBOR Election.
        Administrative Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Lender prior to 2:00 p.m. (Atlanta time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the "LIBOR Deadline"). Notice of Administrative Borrower's election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Lender of a LIBOR Notice received by Lender before the LIBOR Deadline, or by telephonic notice received by Lender before the LIBOR Deadline (to be confirmed by delivery to Lender of a LIBOR Notice received by Lender prior to 5:00 p.m. (Atlanta time) on the same day.
        Each LIBOR Notice shall be irrevocable and binding on Borrowers. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Lender harmless against any loss, cost, or expense incurred by Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, "Funding Losses"). Funding Losses shall, with respect to Lender, be deemed to equal the amount determined by Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Lender delivered to Administrative Borrower setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error.
        Borrowers shall have not more than 5 LIBOR Rate Loans in effect at any given time. Borrowers only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.
      Prepayments. Borrowers may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Lender of proceeds of Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Lender and their Participants harmless against any and all Funding Losses in accordance with clause (b) above.
      Special Provisions Applicable to LIBOR Rate.
        The LIBOR Rate may be adjusted by Lender on a prospective basis to take into account any additional or increased costs to Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, Lender shall give Administrative Borrower notice of such a determination and adjustment and, upon its receipt of the notice from Lender, Administrative Borrower may, by notice to Lender (y) require Lender to furnish to Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under clause (b)(ii) above).
        In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of Lender, make it unlawful or impractical for Lender to fund or maintain LIBOR Advances or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, Lender shall give notice of such changed circumstances to Administrative Borrower and (y) in the case of any LIBOR Rate Loans that are outstanding, the date specified in Lender's notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until Lender determines that it would no longer be unlawful or impractical to do so.
      No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Lender, nor any of its Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.
    Capital Requirements. If, after the date hereof, Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), the effect of reducing the return on Lender's or such holding company's capital as a consequence of Lender's obligations hereunder to a level below that which Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration Lender's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by Lender to be material, then Lender may notify Administrative Borrower thereof. Following receipt of such notice, Borrowers agree to pay Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by Lender of a statement in the amount and setting forth in reasonable detail Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Lender may use any reasonable averaging and attribution methods.
    Joint and Several Liability of Borrowers.
      Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.
      Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Person composing Borrowers without preferences or distinction among them.
      If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Persons composing Borrowers will make such payment with respect to, or perform, such Obligation.
      The Obligations of each Person composing Borrowers under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Person composing Borrowers enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.
      Except as otherwise expressly provided in this Agreement, each Person composing Borrowers hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Lender under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Person composing Borrowers hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Lender at any time or times in respect of any default by any Person composing Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Person composing Borrowers. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of Lender with respect to the failure by any Person composing Borrowers to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15, afford grounds for terminating, discharging or relieving any Person composing Borrowers, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Person composing Borrowers that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Person composing Borrowers under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Person composing Borrowers under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Person composing Borrowers or Lender. The joint and several liability of the Persons composing Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or place of formation of any of the Persons composing Borrowers or Lender.
      Each Person composing Borrowers represents and warrants to Lender that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Person composing Borrowers further represents and warrants to Lender that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Person composing Borrowers hereby covenants that such Borrower will continue to keep informed of Borrowers' financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.
      The provisions of this Section 2.15 are made for the benefit of Lender and its respective successors and assigns, and may be enforced by it or them from time to time against any or all of the Persons composing Borrowers as often as occasion therefor may arise and without requirement on the part of Lender, successor, or assign first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Persons composing Borrowers or to exhaust any remedies available to it or them against any of the other Persons composing Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy or reorganization of any of the Persons composing Borrowers, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.
      Each of the Persons composing Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Persons composing Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Lender with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.
      Each of the Persons composing Borrowers hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Lender, and such Borrower shall deliver any such amounts to Lender for application to the Obligations in accordance with Section 2.4(b).
  CONDITIONS; TERM OF AGREEMENT.
    Conditions Precedent to the Initial Extension of Credit. The obligation of Lender to make the initial Advance (or otherwise to extend any credit provided for hereunder), is subject to the fulfillment, to the satisfaction of Lender, of each of the conditions precedent set forth below:
      the Closing Date shall occur on or before July 31, 2002;
      Lender shall have received all financing statements required by Lender, duly executed by the applicable Borrowers, and Lender shall have received searches reflecting the filing of all such financing statements;
      Lender shall have received each of the following documents, the form and substance of which are satisfactory to Lender, duly executed, and each such document shall be in full force and effect:
        Assignment of Life Insurance Policies,
        the Cash Management Agreements,
        the Control Agreements,
        the Disbursement Letter,
        the Due Diligence Letter,
        the Fee Letter,
        the Guaranty,
        the Guarantor Security Agreement,
        the Intercompany Subordination Agreement,
        the Trademark Security Agreement,
        the Officers' Certificate,
        the Pay-Off Letter, together with termination statements under the Code and other documentation evidencing the termination by Existing Lender of its Liens in and to the properties and assets of Borrowers, the Pledge Agreement, together with all certificates representing the shares of Stock pledged thereunder, as well as Stock powers with respect thereto endorsed in blank, a Borrowing Base Certificate dated as of the Closing Date, and a Compliance Certificate dated as of the Closing Date;
      Lender shall have received a certificate from the secretary of each Borrower attesting to the resolutions of such Borrower's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Borrower is a party and authorizing specific officers of such Borrower to execute the same;
      Lender shall have received copies of each Borrower's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the secretary of such Borrower;
      Lender shall have received a certificate of status with respect to each Borrower, dated on or after July 1, 2002, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Borrower, which certificate shall indicate that such Borrower is in good standing in such jurisdiction;
      Lender shall have received certificates of status with respect to each Borrower, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Borrower is in good standing in such jurisdictions;
      Lender shall have received a certificate from the secretary of each Guarantor attesting to the resolutions of such Guarantor's board of directors authorizing its execution, delivery, and performance of the Loan Documents to which such Guarantor is a party and authorizing specific officers of such Guarantor to execute the same;
      Lender shall have received copies of each Guarantor's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the secretary of such Guarantor;
      Lender shall have received a certificate of status with respect to each Guarantor, dated on or after July 1, 2002, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Guarantor, which certificate shall indicate that such Guarantor is in good standing in such jurisdiction;
      Lender shall have received certificates of status with respect to each Guarantor, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Guarantor) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Guarantor is in good standing in such jurisdictions;
      Lender shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which are satisfactory to Lender;
      Lender shall have received Collateral Access Agreements with respect to the following locations: (i) Borrowers' leased facility in Dalton, Georgia and (ii) the facility operated by Springs Industries, Inc. in Lancaster, South Carolina, together with any consignment financing statement required by Lender with respect to such facility;
      Lender shall have received opinions of Borrowers' counsel, the form and substance of which are satisfactory to Lender;
      Lender shall have received satisfactory evidence (including a certificate of the chief financial officer of Parent) that all tax returns required to be filed by Borrowers have been timely filed and all taxes upon Borrowers or their properties, assets, income, and franchises (including Real Property taxes, excise taxes and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;
      Borrowers shall have the Required Availability after giving effect to the initial extensions of credit hereunder;
      Lender shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit and review of Borrowers' books and records and verification of Borrowers' vendors, Equipment and representations and warranties to Lender, the results of which shall be satisfactory to Lender, (ii) an inspection of each of the locations where Inventory is located, the results of which shall be satisfactory to Lender and (iii) a review of Borrowers' material contracts;
      Lender shall have received completed reference checks with respect to Borrowers' senior management, the results of which are satisfactory to Lender in its sole discretion;
      Lender shall have received an appraisal of the Liquidation Percentage applicable to Borrowers' Inventory and an appraisal of Borrowers' Equipment, the results of which shall be satisfactory to Lender;
      Lender shall have received Borrowers' Closing Date Business Plan;
      Borrowers shall pay all Lender Expenses incurred in connection with the transactions evidenced by this Agreement;
      Lender shall have received a phase-I or phase-II environmental report with respect to each parcel of Real Property owned by any Borrower for which such environmental reports have been prepared; the environmental consultants retained for such reports, the scope of the reports, and remediation costs and procedures, if any, and the results thereof shall be acceptable to Lender and its counsel;
      Lender shall have received copies of each of Borrowers' Material Contracts, together with a certificate of the secretary of the applicable Borrower certifying each such document as being a true, correct, and complete copy thereof;
      Borrowers shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrowers of this Agreement or any other Loan Document or with the consummation of the transactions contemplated hereby and thereby;
      Lender shall have received satisfactory evidence that (i) Borrowers' have prepaid the premiums owed through the Maturity Date for each of the Life Insurance Policies, and (ii) that Lender has been named as the loss payee for each such policy;
      Lender shall have received satisfactory evidence that Parent has submitted the appropriate documentation to the relevant Governmental Authority to dissolve Synco International, Inc.; and
      all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Lender.
    Conditions Subsequent to the Initial Extension of Credit. The obligation of Lender to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below (the failure by Borrowers to so perform or cause to be performed constituting an Event of Default):
      within 30 days of the Closing Date, deliver to Lender certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which are satisfactory to Lender and its counsel;
      within 30 days of the Closing Date, deliver to Lender evidence satisfactory to Lender that the public record in Sullivan County, Tennessee reflects that the $9,168.60 judgment in favor of Joseph P. Harrison has been satisfied or otherwise removed from the public record;
      within 30 days of the Closing Date, deliver to Lender an amendment to that certain Uniform Commercial Code financing statement number 020304-1203131 filed by Barloworld Fleet Leasing LLC with the Secretary of State of South Carolina, the form and substance of which are satisfactory to Lender and its counsel;
      within 60 days of the Closing Date, deliver to Lender financial reports evidencing the write-off of all non-collectible accounts of Organic Pigments Corporation, the form and substance of which are satisfactory to Lender;
      within 90 days of the Closing Date, deliver to Lender evidence satisfactory to Lender that Parent has dissolved Synco International, Inc.;
      within 30 days of the Closing Date, deliver to Lender an executed Cash Management Agreement for the Deposit Account of Metchem, Inc. account number 2000900270420 with First Union National Bank, in form and substance satisfactory to Lender; and
      within 10 days of the Closing Date, deliver to Lender articles or certificates of incorporation or other organizational documents for each Borrower (excluding Parent) and each Guarantor certified by the appropriate officer of the jurisdiction or organization for such Borrower or Guarantor;
      within 10 days of the Closing Date, deliver to Lender the original of each of the following: (i) that certain Note dated as of March 12, 1996, in the amount of $60,000,000, executed by Parent in connection with that certain Loan Agreement between Parent and Metchem, Inc. of even date therewith; (ii) that certain Note dated as of March 12, 1996, in the amount of $30,000,000, executed by Bristol Metals, L.P., as the successor-in-interest to Bristol Metals, Inc., in connection with that certain Loan Agreement between Metchem and Bristol Metals, L.P., as the successor-in-interest to Bristol Metals, Inc. of even date therewith; (iii) that certain Note dated as of August 21, 1998, in the amount of $10,000,000 executed by Organic-Pigments Corp. in connection with that certain Loan Agreement between Organic-Pigments Corp. and Metchem, Inc. dated as of July 1, 1998; and (iv) that certain Note dated as of August 9, 1999 in the amount of $10,000,000 executed by Manufacturers Chemicals, L.P. in connection with that certain Loan Agreement between Manufacturers Chemicals, L.P. and Metchem, Inc. of even date therewith, each appropriate endorsed and with a caption referencing the Intercompany Subordination Agreement affixed thereto;
      on or before the close of business on July 31, 2002, deliver to Lender a certificate of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which are satisfactory to Lender; and
      within 10 days of the Closing Date, deliver to Lender a replacement stock certificate representing the Stock of Whiting Metals, Inc. owned by Parent and pledged to Lender pursuant to the Pledge Agreement, together with an accompanying Stock power.
    Conditions Precedent to all Extensions of Credit. The obligation of Lender to make all Advances (or to extend any other credit hereunder) shall be subject to the following conditions precedent:
      the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);
      no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;
      no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Borrower, Lender, or any of their Affiliates; and
      no Material Adverse Change shall have occurred.
    Term. This Agreement shall become effective upon the execution and delivery hereof by Borrowers and Lender and shall continue in full force and effect for a term ending on the date that is the second anniversary of the Closing Date (the "Maturity Date"). The foregoing notwithstanding, Lender, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.
    Effect of Termination. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrowers with respect to any outstanding Letters of Credit and including all Bank Product Obligations) immediately shall become due and payable without notice or demand (including (a) either (i) providing cash collateral to be held by Lender for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral to be held by Lender for the benefit of Wells Fargo or its Affiliates with respect to the then extant Bank Product Obligations). No termination of this Agreement, however, shall relieve or discharge Borrowers of their duties, Obligations, or covenants hereunder and the Lender's Liens in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and Lender's obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been fully and finally discharged and Lender's obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Lender will, at Borrowers' sole expense, execute and deliver any termination statements to be filed pursuant to the Code, lien releases, mortgage releases, re-assignments of intellectual property, discharges of security interests, pay-off letters and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Lender's Liens and all notices of security interests and liens previously filed by Lender with respect to the Obligations.
    Early Termination by Borrowers. Borrowers have the option, at any time upon 90 days' prior written notice by Administrative Borrower to Lender, to terminate this Agreement by paying to Lender, in cash, the Obligations (including (a) either (i) providing cash collateral to be held by Lender in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to Lender, and (b) providing cash collateral to be held by Lender for the benefit of Wells Fargo or its Affiliates with respect to the then extant Bank Product Obligations), in full, together with the Applicable Prepayment Premium. If Administrative Borrower has sent a notice of termination pursuant to the provisions of this Section, then Lender's obligations to extend credit hereunder shall terminate and Borrowers shall be obligated to repay the Obligations (including (a) either (i) providing cash collateral to be held by Lender in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to Lender, and (b) providing cash collateral to be held by Lender for the benefit of Wells Fargo or its Affiliates with respect to the then extant Bank Product Obligations), in full, together with the Applicable Prepayment Premium, on the date set forth as the date of termination of this Agreement in such notice. In the event of the termination of this Agreement and repayment of the Obligations at any time prior to the Maturity Date, for any other reason, including (i) termination upon the election of Lender to terminate after the occurrence of an Event of Default, (ii) foreclosure and sale of Collateral, (iii) sale of the Collateral in any Insolvency Proceeding, or (iv) restructure, reorganization or compromise of the Obligations by the confirmation of a plan of reorganization, or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to Lender or profits lost by Lender as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of Lender, Borrowers shall pay the Applicable Prepayment Premium to Lender, measured as of the date of such termination.
  CREATION OF SECURITY INTEREST.
    Grant of Security Interest. Each Borrower hereby grants to Lender a continuing security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Personal Property Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Borrowers of each of their covenants and duties under the Loan Documents. The Lender's Liens in and to the Personal Property Collateral shall attach to all Personal Property Collateral without further act on the part of Lender or Borrowers. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions, Borrowers have no authority, express or implied, to dispose of any item or portion of the Collateral.
    Negotiable Collateral and Chattel Paper. Borrowers covenant and agree with Lender that from and after the date of this Agreement and until the date of termination of this Agreement in accordance with Section 3.5 hereof:
      In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that perfection or priority of Lender's security interest is dependent on or enhanced by possession, Borrowers, immediately upon the request of Lender, shall endorse and deliver physical possession of such Negotiable Collateral or Chattel Paper to Lender.
      Borrowers shall take all steps reasonably necessary to grant Lender control of all electronic Chattel Paper in accordance with the Code and all "transferable records" as defined in each of the Uniform Electronic Transaction Act and the Electronic Signatures in Global and National Commerce Act; and
      If Borrowers retain possession of any Chattel Paper or instruments with Lender's consent, such Chattel Paper and instruments shall be marked with the following legend: "This writing and the obligations evidenced or secured thereby are subject to the security interest of Foothill Capital Corporation."
    Collection of Accounts, General Intangibles, and Negotiable Collateral. At any time after the occurrence and during the continuation of an Event of Default, Lender or Lender's designee may (a) notify Account Debtors of Borrowers that the Accounts, Chattel Paper, or General Intangibles have been assigned to Lender or that Lender has a security interest therein, or (b) collect the Accounts, Chattel Paper, or General Intangibles directly and charge the collection costs and expenses to the Loan Account. Each Borrower agrees that it will hold in trust for Lender, as Lender's trustee, any Collections that it receives and immediately will deliver said Collections to Lender or a Cash Management Bank in their original form as received by the applicable Borrower.
    Delivery of Additional Documentation Required. At any time upon the request of Lender, Borrowers shall execute (or cause to be executed) and deliver to Lender, any and all financing statements, original financing statements in lieu of continuation statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, and all other documents (the "Additional Documents") upon which Borrowers' signatures may be required that Lender may request in its Permitted Discretion, in form and substance satisfactory to Lender, to perfect and continue the perfection of or better perfect the Lender's Liens in the Collateral (whether now owned or hereafter arising or acquired), and in order to consummate fully all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, each Borrower authorizes Lender to execute any such Additional Documents in the applicable Borrower's name and authorize Lender to file such executed Additional Documents in any appropriate filing office. In addition, on such periodic basis as Lender shall require, Borrowers shall (a) provide Lender with a report of all new patentable, copyrightable, or trademarkable materials acquired or generated by Borrowers during the prior period, (b) cause all patents, copyrights, and trademarks acquired or generated by Borrowers that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of Borrowers' ownership thereof, and (c) cause to be prepared, executed, and delivered to Lender supplemental schedules to the applicable Loan Documents to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder. Borrowers authorize Lender to transmit, communicate or, as applicable, file any financing statement under the Code, record, in-lieu financing statement, amendment, correction statement, continuation statement, termination statement or other instrument describing the Collateral as "all personal property of Debtor" or "all assets of Debtor" or words of similar effect in such jurisdictions and in such filing offices as Lender may deem necessary or desirable in order to perfect any security interest granted by Borrowers under this Agreement and the other Loan Documents without signature. Borrowers hereby ratify, to the extent necessary, Lender's authorization to file a financing statement, if such financing statement has been pre-filed by Lender prior to the Closing Date. Prior to repayment in full and final discharge of the Obligations, including Borrowers' delivery of cash collateral in an amount equal to 105% of the aggregate face value of the then extant Letter of Credit Usage to be held by Lender for the benefit of any Underlying Issuer with respect to the then extant Letter of Credit Usage or return of the original Letters of Credit to the Issuing Lender, Borrowers shall not terminate, amend or file a correction statement with respect to any financing statement filed pursuant to this Section 4.4 without Lender's prior written consent.
    Power of Attorney. Each Borrower hereby irrevocably makes, constitutes, and appoints Lender (and any of Lender's officers, employees, or Lenders designated by Lender) as such Borrower's true and lawful attorney, with power to (a) if such Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of such Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign such Borrower's name on any invoice or bill of lading relating to the Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse such Borrower's name on any Collection item that may come into Lender's possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under such Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts, Chattel Paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that Lender determines to be reasonable, and Lender may cause to be executed and delivered any documents and releases that Lender determines to be necessary. The appointment of Lender as each Borrower's attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Lender's obligations to extend credit hereunder are terminated.
    Right to Inspect. Lender (through any of its respective officers, employees, or agents) shall have the right, from time to time hereafter to inspect the Books and to check, test, and appraise the Collateral in order to verify Borrowers' financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.
    Control Agreements. Each Borrower agrees that it will not transfer assets out of any Securities Accounts other than as permitted under Section 7.19 and, if to another securities intermediary, unless each of the applicable Borrower, Lender, and the substitute securities intermediary have entered into a Control Agreement. No arrangement contemplated hereby or by any Control Agreement in respect of any Securities Accounts or other Investment Property shall be modified by Borrowers without the prior written consent of Lender. Upon the occurrence and during the continuance of a Default or Event of Default, Lender may notify any securities intermediary to liquidate the applicable Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to the Lender's Account.
    Commercial Tort Claims. Borrowers shall promptly notify Lender in writing upon incurring or otherwise obtaining a commercial tort claim, as that term is defined in the Code, after the date hereof against any third party and, upon request of Lender, promptly amend Schedule C-2 to this Agreement, authorize the filing of additional or amendments to existing financing statements and do such other acts or things deemed necessary or desirable by Lender to give Lender a security interest in any such commercial tort claim.
  REPRESENTATIONS AND WARRANTIES.

  In order to induce Lender to enter into this Agreement, each Borrower makes the following representations and warranties to Lender, which representations and warranties shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

    No Encumbrances. Each Borrower has good and indefeasible title to its Collateral, free and clear of Liens except for Permitted Liens.
    Eligible Accounts. The Eligible Accounts are bona fide existing payment obligations of Account Debtors created by the sale and delivery of Inventory or the rendition of services to such Account Debtors in the ordinary course of Borrowers' businesses, owed to Borrowers without defenses, disputes, offsets, counterclaims, or rights of return or cancellation. As to each Account that is identified by any Borrower as an Eligible Account in a Borrowing Base Certificate submitted to Lender, such Account is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Accounts.
    Eligible Inventory. All Eligible Inventory is of good and merchantable quality, free from defects. As to each item of Inventory that is identified by any Borrower as Eligible Inventory in a Borrowing Base Certificate submitted to Lender, such Inventory is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Inventory.
    [Intentionally omitted.]
    Location of Inventory and Equipment. Except as otherwise set forth on Schedule 5.5 or as provided in Section 7.10, the Inventory and Equipment are not stored with a bailee, warehouseman, or similar party and are located only at the locations identified on Schedule 5.5.
    Inventory and Equipment Records. Each Borrower keeps correct and accurate records itemizing and describing the type, quality, and quantity of its Inventory and Equipment and the book value thereof.
    Location of Chief Executive Office; FEIN; Organization I.D. Number. The chief executive office of each Borrower and each Guarantor is located at the address indicated in Schedule 5.7 or at such address as shall have been disclosed to Lender in writing pursuant to Section 7.18 and each Borrower's FEIN and Organizational I.D. Number is identified in Schedule 5.7.
    Due Organization and Qualification; Subsidiaries.
      Each Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to have a Material Adverse Change.
      Set forth on Schedule 5.8(b), is a complete and accurate description of the authorized capital Stock of each Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 5.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of each Borrower's capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.
      Set forth on Schedule 5.8(c), is a complete and accurate list of each Borrower's direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization; (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the applicable Borrower. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.
      Except as set forth on Schedule 5.8(c), there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower's Subsidiaries' capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Borrower or any of its respective Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Borrower's Subsidiaries' capital Stock or any security convertible into or exchangeable for any such capital Stock.
    Due Authorization; No Conflict.
      As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Borrower.
      As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such Borrower, the Governing Documents of such Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on such Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Borrower, other than Permitted Liens, or (iv) require any approval of such Borrower's interest holders or any approval or consent of any Person under any material contractual obligation of such Borrower.
      Other than the filing of financing statements, fixture filings, the execution, delivery, and performance by each Borrower of this Agreement and the Loan Documents to which such Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person.
      As to each Borrower, this Agreement and the other Loan Documents to which such Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Borrower will be the legally valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.
      The Lender's Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens.
      The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Guarantor.
      The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to Guarantor, the Governing Documents of such Guarantor, or any order, judgment, or decree of any court or other Governmental Authority binding on such Guarantor, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Guarantor, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Guarantor, other than Permitted Liens, or (iv) require any approval of such Guarantor's interest holders or any approval or consent of any Person under any material contractual obligation of such Guarantor.
      The execution, delivery, and performance by each Guarantor of the Loan Documents to which such Guarantor is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person.
      The Loan Documents to which each Guarantor is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Guarantor will be legally valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.
    Litigation. Other than those matters disclosed on Schedule 5.10, there are no actions, suits, or proceedings pending or, to the best knowledge of Borrowers, threatened against Borrowers, or any of their Subsidiaries, as applicable, except for (a) matters that are fully covered by insurance (subject to customary deductibles), and (b) matters arising after the Closing Date that, if decided adversely to Borrowers, or any of their Subsidiaries, as applicable, reasonably could not be expected to result in a Material Adverse Change.
    No Material Adverse Change. All financial statements relating to Borrowers or Guarantors that have been delivered by Borrowers to Lender have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Borrowers' (or Guarantors', as applicable) financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrowers (or Guarantors, as applicable) since the date of the latest financial statements submitted to Lender on or before the Closing Date.
    Fraudulent Transfer.
      Each Borrower is Solvent.
      No transfer of property is being made by any Borrower and no obligation is being incurred by any Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrowers.
    Employee Benefits. None of Borrowers, nor any of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan, other than those listed on Schedule 5.13. Borrowers, each of their Subsidiaries and each of their ERISA Affiliates have satisfied the minimum funding standards of ERISA and the IRC with respect to each Benefit Plan to which it is obligated to contribute. No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Change. None of the Borrowers, nor any of their Subsidiaries, nor any of their ERISA Affiliates, or, to their knowledge, nor any fiduciary of any Benefit Plan is subject to any direct or indirect liability with respect to any Benefit Plan under any applicable law, treaty, rule, regulation, or agreement. None of Borrowers, nor any of their Subsidiaries nor any of their ERISA Affiliates is required to provide security to any Benefit Plan under Section 401(a)(29) of the IRC.
    Environmental Condition; Environmental Reports. Except as set forth on Schedule 5.14, (a) to Borrowers' knowledge, none of Borrowers' or any of their Subsidiaries' properties or assets has ever been used by Borrowers, any such Subsidiary or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation, in any material respect, of applicable Environmental Law, (b) to Borrowers' knowledge, none of Borrowers' or any of their Subsidiaries' properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) none of Borrowers or any of their Subsidiaries have received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Borrowers or any such Subsidiary, and (d) none of Borrowers or any of their Subsidiaries have received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Borrower or any such Subsidiary resulting in the releasing or disposing of Hazardous Materials into the environment. Borrowers have provided Lender with copies of all phase-I or phase-II environmental reports in existence as of the Closing Date with respect to each parcel of Real Property owned or operated by any Borrower.
    Brokerage Fees. Borrowers have not utilized the services of any broker or finder in connection with Borrowers' obtaining financing from Lender under this Agreement and no brokerage commission or finders fee is payable by Borrowers in connection herewith.
    Intellectual Property. Each Borrower or one of its Subsidiaries owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted. Attached hereto as Schedule 5.16 is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which each Borrower or any such Subsidiary is the owner or is an exclusive licensee.
    Leases. Borrowers and each of their Subsidiaries enjoy peaceful and undisturbed possession under all leases material to the business of Borrowers or any such Subsidiary and to which Borrowers or any such Subsidiary are a party or under which Borrowers or any such Subsidiary are operating. All of such leases are valid and subsisting and no material default by Borrowers exists under any of them.
    DDAs. Set forth on Schedule 5.18 are all of the DDAs of each Borrower and each Subsidiary of such Borrower, including, with respect to each depository (i) the name and address of such depository, and (ii) the account numbers of the accounts maintained with such depository.
    Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Borrowers or any Subsidiary of Borrowers in writing to Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrowers or any Subsidiary of Borrowers in writing to the Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, the Closing Date Projections represent, and as of the date on which any other Projections are delivered to Lender, such additional Projections represent Borrowers' good faith best estimate of its future performance for the periods covered thereby.
    Indebtedness. Set forth on Schedule 5.20 is a true and complete list of all Indebtedness of each Borrower and its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and the principal terms thereof.
    Regulation U. None of Borrowers, nor any of their Subsidiaries is, nor will be, engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
    Permits, Etc. Borrowers and each of their Subsidiaries have, and are in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business and the Real Property currently owned, leased, managed or operated, or to be acquired, by such Person except for such permits, licenses, authorizations, approvals, entitlements and accreditations the absence of which could not reasonably be expected to result in a Material Adverse Change. To Borrowers' knowledge, no condition exists or event has occurred that, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and, to Borrowers' knowledge, there is no claim that any thereof is not in full force and effect.
    Life Insurance Polices. Schedule L-1 hereto sets forth, as of the Closing Date, all life insurance policies in which any Borrower has an interest, the name of the insured, beneficiary and issuer of each such policy, and the cash surrender value of each such policy. Except as otherwise set forth on Schedule L-1, there are no restrictions or prohibitions on any Borrower's right to assign the Life Insurance Policies to Lender, such Borrower is the owner and beneficiary of each Life Insurance Policy, such Borrower has not assigned or pledged any Life Insurance Policy or any of its rights or interests therein to any other Person (other than Existing Lender), there are no loans outstanding against any of the Life Insurance Policies, each such Life Insurance Policy is validly existing. No Borrower nor, to the best of such Borrower's knowledge any other Person, is in default of any of its respective obligations under such Life Insurance Policies. No Borrower has received notice of (x) the pending termination by the issuer thereof of any such Life Insurance Policy or (y) any premiums that are due and owing on any such Life Insurance Policy.
  AFFIRMATIVE COVENANTS.

  Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrowers shall and shall cause each of their respective Subsidiaries to do all of the following:

    Accounting System. Maintain a system of accounting that enables Borrowers and their Subsidiaries to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Lender. Borrowers and their Subsidiaries also shall keep an inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to the Inventory.
    Collateral Reporting. Provide Lender with the following documents at the following times in form satisfactory to Lender:
Daily	a sales journal, collection journal, and credit register since the last such schedule and a calculation of the Borrowing Base as of such date, notice of all returns, disputes, or claims.
Weekly

    (c) Inventory reports specifying each Borrower's cost and the wholesale market value of its Inventory, by location, with additional detail showing additions to and deletions from the Inventory; and

    (d) a summary, by vendor, of each Borrower's accounts payable and any book overdraft,

Monthly (not later than the 10th day of each month)

    (e) a detailed calculation of the Borrowing Base (including detail regarding those Accounts that are not Eligible Accounts),

    (f) a detailed aging, by total, of the Accounts, together with a reconciliation to the detailed calculation of the Borrowing Base previously provided to Lender.

    (g) Inventory reports specifying each Borrower's cost and wholesale market value of its Inventory, by location, in accordance with the categories set forth in the appraisals provided to Lender, with additional detail showing additions to and deletions from the Inventory,

(h) a calculation of Dilution for the prior month, and (i) a revised summary of the cash surrender value of each of the Life Insurance Policies.
Quarterly	(j) a detailed list of each Borrower's customers, and (k) a report regarding each Borrower's accrued, but unpaid, ad valorem taxes.
Upon request by Lender

    (l) copies of invoices in connection with the Accounts, credit memos, remittance advices, deposit slips, shipping and delivery documents in connection with the Accounts and, for Inventory and Equipment acquired by Borrowers, purchase orders and invoices, and

(m) such other reports as to the Collateral, or the financial condition of Borrowers as Lender may request.

    In addition, each Borrower agrees to cooperate fully with Lender to facilitate and implement a system of electronic collateral reporting, satisfactory in form and substance to Lender, in order to provide electronic reporting of each of the items set forth above.

    Financial Statements, Reports, Certificates. Deliver to Lender:
        as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of the first 3 fiscal quarters in a fiscal year) after the end of each month during each of Parent's fiscal years, a company prepared consolidated balance sheet, income statement, and statement of cash flow covering Parent's and its Subsidiaries' operations during such period, a certificate signed by the chief financial officer of Parent to the effect that:
          the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Parent and its Subsidiaries, the representations and warranties of Borrowers and of each Subsidiary of Borrowers contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), and there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrowers have taken, are taking, or propose to take with respect thereto), and for each month that is the date on which a financial covenant in Section 7.20 is to be tested, a Compliance Certificate demonstrating, in reasonable detail, compliance at the end of such period with the applicable financial covenants contained in Section 7.20, as soon as available, but in any event within 90 days after the end of each of Parent's fiscal years, financial statements of Parent and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Lender and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants' letter to management), and a certificate of such accountants addressed to Lender stating that such accountants do not have knowledge of the existence of any Default or Event of Default under Section 7.20, as soon as available, but in any event within 30 days prior to the start of each of Parent's fiscal years, copies of Borrowers' Projections, the form and substance (including as to scope and underlying assumptions) of which are satisfactory to Lender, in its sole discretion, for the forthcoming 2 years, year by year, and for the forthcoming fiscal year, month by month, certified by the chief financial officer of Parent as being such officer's good faith best estimate of the financial performance of Parent and its Subsidiaries during the period covered thereby, if and when filed by any Borrower or any Subsidiary of any Borrower,
        10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports, any other filings made by any Borrower or any Subsidiary of any Borrower with the SEC, copies of Borrowers' federal income tax returns, and any amendments thereto, filed with the IRS, and any other information that is provided by Parent to its shareholders generally, if and when filed by any Borrower or any Subsidiary of such Borrower and as requested by Lender, satisfactory evidence of payment of applicable excise taxes in each jurisdictions in which (i) any such Borrower or such Subsidiary conducts business or is required to pay any such excise tax, (ii) where Borrower's or such Subsidiary's failure to pay any such applicable excise tax would result in a Lien on the properties or assets of such Borrower or such Subsidiary, or (iii) where such Borrower's or such Subsidiary's failure to pay any such applicable excise tax reasonably could be expected to result in a Material Adverse Change, as soon as a Borrower or any Subsidiary of such Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that Borrowers or such Subsidiary propose to take with respect thereto, and upon the request of Lender, any other report reasonably requested relating to the financial condition of Borrowers or their Subsidiaries.

In addition to the financial statements referred to above, Borrowers agree to deliver financial statements prepared on both a consolidated and consolidating basis and that no Borrower, or any Subsidiary of a Borrower, will have a fiscal year different from that of Parent. Borrowers agree that their independent certified public accountants are authorized to communicate with Lender and to release to Lender whatever financial information concerning Borrowers that Lender reasonably may request. Each Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Lender pursuant to or in accordance with this Agreement, and agree that Lender may contact directly any such accounting firm or service bureau in order to obtain such information.

    Guarantor Reports. Cause each Guarantor (excluding Delsoap, Inc. and Delmet, Inc., for so long as such Guarantors are inactive, non-operating Subsidiaries) to deliver its annual financial statements at the time when Parent provides its audited financial statements to Lender and copies of all federal income tax returns as soon as the same are available and in any event no later than 30 days after the same are required to be filed by law.
    Returns and Allowances. Cause returns and allowances as between Borrowers and their Account Debtors, to be on the same basis and in accordance with the usual customary practices of the applicable Borrower, as they exist at the time of the execution and delivery of this Agreement. If, at a time when no Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to any Borrower, the applicable Borrower promptly shall determine the reason for such return and, if the applicable Borrower accepts such return, issue a credit memorandum (with a copy to be sent to Lender if such credit memorandum exceeds $50,000) in the appropriate amount to such Account Debtor. If, at a time when an Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to any Borrower, the applicable Borrower promptly shall determine the reason for such return and, if Lender consents (which consent shall not be unreasonably withheld), issue a credit memorandum (with a copy to be sent to Lender) in the appropriate amount to such Account Debtor.
    Maintenance of Properties. Maintain and preserve all of its properties which are necessary or useful in the proper conduct to its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder.
    Taxes. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrowers or any of their Subsidiaries or any of their assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrowers will, and will cause each of their Subsidiaries to, make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lender with proof satisfactory to Lender indicating that the applicable Borrower and its Subsidiaries has made such payments or deposits. Borrowers shall deliver satisfactory evidence of payment of applicable excise taxes in each jurisdictions in which any Borrower and its Subsidiaries is required to pay any such excise tax.
    Insurance.
      At Borrowers' expense, maintain insurance respecting its property and assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrowers also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Lender. Borrowers shall deliver copies of all such policies to Lender with a satisfactory lender's loss payable endorsement naming Lender as sole loss payee or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days' prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever. Administrative Borrower shall promptly notify Lender of any default under that certain Premium Finance Agreement dated as of December 19, 2001 between Parent and AFCO Premium Credit LLC.
      Administrative Borrower shall give Lender prompt notice of any loss covered by such insurance. Lender shall have the exclusive right to adjust any losses payable under any such insurance policies in excess of $100,000, without any liability to Borrowers whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Lender to be applied at the option of Lender either to the prepayment of the Obligations or shall be disbursed to Administrative Borrower under payment terms reasonably satisfactory to Lender for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction.
      Borrowers shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.8, unless Lender is included thereon as named insured with the loss payable to Lender under a lender's loss payable endorsement or its equivalent. Administrative Borrower immediately shall notify Lender whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Lender.

    (d) At Borrowers' expense, maintain the Life Insurance Policies. Borrowers shall assign all such policies to Lender pursuant to the Assignment of Life Insurance Policies and shall cause Lender to be named as the loss payee with respect to each such policy. All proceeds payable under any life insurance policy shall be payable to Lender to be applied on account of the Obligations in accordance with Section 2.4(b). Borrowers acknowledge and agree that they will not (i) borrow against any of the Life Insurance Policies, (ii) elect any optional mode of settlement permitted by such policies or as allowed by the respective insurer, (iii) change the beneficiary for such Life Insurance Policies or (iv) change the insured for such Life Insurance Policy. Administrative Borrower shall immediately notify Lender of the receipt by any Borrower from the respective issuer of any of the Life Insurance Policies insurer that any premiums are due and owing with respect to such Life Insurance Policies.

    Location of Inventory and Equipment. Except as provided in Section 7.10, keep the Inventory and Equipment only at the locations identified on Schedule 5.5; provided, however, that Administrative Borrower may amend Schedule 5.5 so long as such amendment occurs by written notice to Lender not less than 30 days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, the applicable Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected the Lender's Liens on such assets and also provides to Lender a Collateral Access Agreement.
    Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not result in and reasonably could not be expected to result in a Material Adverse Change.
    Leases. Pay when due all rents and other amounts payable under any leases to which any Borrower is a party or by which any Borrower's or any Subsidiary of such Borrower's properties and assets are bound, unless such payments are the subject of a Permitted Protest.
    Brokerage Commissions. Pay any and all brokerage commission or finders' fees incurred by any Borrower in connection with or as a result of Borrowers' obtaining financing from Lender under this Agreement. Borrowers agree and acknowledge that payment of all such brokerage commissions or finders' fees shall be the sole responsibility of Borrowers, and each Borrower agrees to indemnify, defend, and hold Lender harmless from and against any claim of any broker or finder arising out of Borrowers' obtaining financing from Lender under this Agreement.
    Existence. At all times preserve and keep in full force and effect each Borrower's and its Subsidiaries' valid existence and good standing and any rights and franchises material to Borrowers' and their Subsidiaries' businesses.
    Environmental.

    (a) Keep any property either owned or operated by any Borrower or any Subsidiary of such Borrower free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Lender documentation of such compliance which Lender reasonably requests, (c) promptly notify Lender of any release of a Hazardous Material of any reportable quantity from or onto property owned or operated by any Borrower or any Subsidiary of such Borrower and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly provide Lender with written notice within 10 days of the receipt of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Borrower or any Subsidiary of such Borrower, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Borrower or any Subsidiary of such Borrower, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

    Disclosure Updates. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, (a) notify Lender if any written information, exhibit, or report furnished to Lender contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and (b) correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement, filing, or recordation thereof.
    Employee Benefits.
      (i) Promptly, and in any event within 10 Business Days after any Borrower or any Subsidiary of such Borrower knows or should know that an ERISA Event has occurred that reasonably could be expected to result in a Material Adverse Change, cause to be delivered to Lender a written statement of the chief financial officer of Parent describing such ERISA Event and any action that is being taken with respect thereto by such Borrower, its Subsidiary or ERISA Affiliate, and any action taken or threatened by the IRS, United States Department of Labor, or PBGC, and such Borrower or its Subsidiary, as applicable, shall be deemed to know all facts known by the administrator of any Benefit Plan of which it is the plan sponsor, (ii) promptly, and in any event within 3 Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by any Borrower, any Subsidiary of such Borrower or, to the knowledge of any Borrower, any ERISA Affiliate with respect to such request, and (iii) promptly, and in any event with 3 Business Days after receipt by any Borrower, any Subsidiary of such Borrower or, to the knowledge of any Borrower, any ERISA Affiliate, of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of such notice.
      Cause to be delivered to Lender, upon Lender's request, each of the following: (i) a copy of each Benefit Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of any Borrower or its Subsidiaries; (ii) the most recent determination letter issued by the IRS with respect to each Benefit Plan; (iii) for the 3 most recent plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan; (iv) all actuarial reports prepared for the last 3 plan years for each Benefit Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by any Borrower, any Subsidiary of such Borrower, or any ERISA Affiliate to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been or is provided to any Borrower, any Subsidiary of such Borrower or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made or to be made to former employees of any Borrower or its Subsidiaries under any Retiree Health Plan.
  NEGATIVE COVENANTS.

  Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrowers will not and will not permit any of their respective Subsidiaries to do any of the following:

    Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:
      Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit;
      Indebtedness set forth on Schedule 5.20;
      Permitted Purchase Money Indebtedness;
      refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Lender's judgment, materially impair the prospects of repayment of the Obligations by Borrowers or materially impair Borrowers' or any Subsidiary of Borrowers' creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to the applicable Borrower or its Subsidiaries, and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness; and
      Unsecured letters of credit issued for the account of Borrowers in an aggregate amount not to exceed $250,000.
    Liens. (a) Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind and specifically including, without limitation, any Real Property and Equipment wherever located, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(d) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness); or (b) pledge or deposit any cash as collateral for any unsecured letters of credit issued for the account of Borrowers.
    Restrictions on Fundamental Changes.
      Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock, unless Borrowers and their Subsidiaries are the sole parties to such transaction and no Default or Event of Default has occurred and is continuing or would result therefrom.
      Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).
      Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets.
    Disposal of Assets. Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of the assets, including any Real Property, of any Borrower or its Subsidiaries.
    Change Name. Change any Borrower's or any Subsidiary of such Borrower's name, FEIN, Organizational I.D. Number, corporate structure or identity, or add any new fictitious name or reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the date hereof; provided, however, that a Borrower or a Subsidiary of such Borrower may change its name upon at least 30 days' prior written notice by Administrative Borrower to Lender of such change and so long as, at the time of such written notification, such Borrower or such Subsidiary provides any financing statements or fixture filings necessary to perfect and continue perfected Lender's Liens.
    Guarantee. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrowers or which are transmitted or turned over to Lender.
    Nature of Business. Make any change in the principal nature of Borrowers' or their Subsidiaries' businesses.
    Prepayments and Amendments.
      Except in connection with a refinancing permitted by Section 7.1(d), prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Borrower or any Subsidiary of such Borrower, other than the Obligations in accordance with this Agreement,
      Except in connection with a refinancing permitted by Section 7.1(d), directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 7.1(b) or (c), and
      Fail to notify Lender promptly of any amendment to or termination of any Material Contract.
    Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.
    Consignments. Consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale; provided, however, Borrowers may consign Inventory with a book value not to exceed $200,000 per consignee or $600,000 in the aggregate to customers of any Borrower without the consent of Lender.
    Distributions. Other than distributions or declaration and payment of dividends by a Borrower to another Borrower or a Subsidiary of a Borrower, make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of any Borrower's Stock, of any class, whether now or hereafter outstanding.
    Accounting Methods. Modify or change its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrowers' accounting records without said accounting firms' or service bureaus' agreeing to provide Lender information regarding the Collateral or Borrowers' financial condition.
    Investments. Except for Permitted Investments, directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that Borrowers and their Subsidiaries shall not have Permitted Investments (other than in the Cash Management Accounts) in deposit accounts or Securities Accounts in excess of $10,000 outstanding at any one time unless the applicable Borrower or its Subsidiary, as applicable, and the applicable securities intermediary or bank have entered into Control Agreements or similar arrangements governing such Permitted Investments, as Lender shall determine in its Permitted Discretion, to perfect (and further establish) the Lender's Liens in such Permitted Investments.
    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Borrower (which itself is not a Borrower) except for transactions that are in the ordinary course of Borrowers' business, upon fair and reasonable terms, that are fully disclosed to Lender, and that are no less favorable to Borrowers than would be obtained in an arm's length transaction with a non-Affiliate.
    Suspension. Suspend or go out of a substantial portion of its business.
    Compensation. Increase the annual fee or per-meeting fees paid to the members of its Board of Directors during any year by more than 15% over the prior year; increase either the base percentage or excess percentage of net earnings before income taxes that are used for the calculation of bonuses paid to senior divisional managers by more than 5% of the percentages applied for such purposes in the prior year.
    Use of Proceeds. Use the proceeds of the Advances for any purpose other than (a) on the Closing Date, (i) to repay in full the outstanding principal, accrued interest, and accrued fees and expenses owing to Existing Lender, and (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes.
    Change in Location of Chief Executive Office; Inventory and Equipment with Bailees. Relocate its chief executive office to a new location without Administrative Borrower's providing 30 days' prior written notification thereof to Lender and so long as, at the time of such written notification, the applicable Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected the Lender's Liens and also provides to Lender a Collateral Access Agreement with respect to such new location. Except as provided in Section 7.10, the Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Lender's prior written consent.
    Securities Accounts. Establish or maintain any Securities Account unless Lender shall have received a Control Agreement in respect of such Securities Account other than those Securities Accounts set forth on Schedule 7.19, provided that the aggregate value of such Securities Accounts shall not exceed $1,000 at any one time unless the applicable Borrower or Subsidiary, as applicable, and the applicable securities intermediary or bank have entered into Control Agreements or similar arrangements governing such Securities Accounts, as Lender shall determine in its Permitted Discretion, to perfect (and further establish) the Lender's Liens in such Securities Accounts. Borrowers agree to not transfer assets out of any Securities Account; provided, however, that, so long as no Event of Default has occurred and is continuing or would result therefrom, Borrowers may use such assets (and the proceeds thereof) to the extent not prohibited by this Agreement.
    Financial Covenants.
      Fail to maintain:
        Minimum EBITDA. EBITDA, measured on a fiscal month-end basis, of not less than the required amount set forth in the following table for the applicable period set forth opposite thereto;

Applicable Amount	Applicable Period
$(4,500)	For the 1 month period ending July 31, 2002
$38,000	For the 2 month period ending August 31, 2002
$110,000	For the 3 month period ending September 30, 2002
$331,000	For the 4 month period ending October 31, 2002
$465,000	For the 5 month period ending November 30, 2002
$632,000	For the 6 month period ending December 31, 2002
$832,000	For the 7 month period ending January 31, 2003
$1,098,000	For the 8 month period ending February 28, 2003
$1,404,000	For the 9 month period ending March 31, 2003
$1,734,000	For the 10 month period ending April 30, 2003
$2,085,000	For the 11 month period ending May 31, 2003
$2,426,000	For the 12 month period ending June 30, 2003
$2,713,000	For the 12 month period ending July 31, 2003
$3,000,000	For the 12 month period ending each fiscal month during the period commencing on August 1, 2003 and ending on December 31, 2003
$4,000,000	For the 12 month period ending each fiscal month during the period commencing on January 1, 2004 and ending on the Maturity Date

        Tangible Net Worth. Tangible Net Worth of at least the required amount set forth in the following table as of the applicable date set forth opposite thereto:

Applicable Amount	Applicable Date
$31,300,000	July 31, 2002
$31,100,000	August 31, 2002
$30,900,000	September 30, 2002
$30,700,000	October 31, 2002
$30,600,000	November 30, 2002
$30,500,000	December 31, 2002
$30,400,000	At the end of each fiscal month during the period commencing on January 1, 2003 and ending on the Maturity Date

        Excess Availability. Excess Availability of not less than the amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Date
$2,500,000	At all times prior to and including October 31, 2002
$1,500,000	At all times from and including November 1, 2002 until and including January 31, 2003
$1,000,000	At all times after and including February 1, 2003

        Equipment. Appraised value that is estimated to be recoverable in an orderly liquidation of Borrowers' Equipment of not less than the amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Date
$4,000,000	At all times prior to and including July 31, 2002 until and including July 31, 2003
$3,200,000	At all times after and including August 1, 2003

      Make:
          Capital Expenditures. Capital expenditures in any fiscal year or other applicable period in excess of the amount set forth in the following table for the applicable period:

Fiscal Year 2002	Fiscal Year 2003	6 Month Period Ending June 30, 2004
$3,200,000	$4,200,000	$2,100,000

    No Prohibited Transactions Under ERISA. Directly or indirectly:
        engage, or permit any Person to engage, in any prohibited transaction described in Sections 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the United States Department of Labor;
        permit to exist with respect to any Benefit Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;
        fail, or permit any Subsidiary of any Borrower to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;
        terminate, or permit any Subsidiary of any Borrower to terminate, any Benefit Plan if such event would result in any liability of any Borrower, any Subsidiary of such Borrower or any ERISA Affiliate under Title IV of ERISA;
        fail, or permit any Subsidiary of any Borrower to fail, to make any required contribution or payment to any Multiemployer Plan;
        fail, or permit any Subsidiary of any Borrower to fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment;
        amend, or permit any Subsidiary of any Borrower to amend, a Benefit Plan resulting in an increase in current liability for the plan year such that any of Borrower, any Subsidiaries of Borrower or ERISA Affiliates is required to provide security to such Benefit Plan under Section 401(a)(29) of the IRC; or
        withdraw, or permit any Subsidiary of any Borrower to withdraw, from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA;

    that, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of any Borrower, any Subsidiary of such Borrower or any ERISA Affiliate in excess of $25,000.

    Real Property. Acquire any additional Real Property.
  EVENTS OF DEFAULT.

  Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

                If Borrowers fail to pay when due and payable or when declared due and payable, all or any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Lender, reimbursement of Lender Expenses, or other amounts constituting Obligations);
                (a) If Borrowers or any Guarantor, as applicable, fail to perform, keep or observe any term, provision, condition or covenant or agreement contained in Sections 6.3(iii) (Financial Statements, Reports, Certificates), 6.5 (Allowances), and 6.10 (Compliance with Laws), and such failure continues for a period of 5 Business Days, or (b) if Borrowers or any Guarantor, as applicable, fail to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in this Agreement or in any of the other Loan Documents, or in any other present or future agreement between Borrowers or any Guarantor and Lender; in each case, other than any such term, provision, condition, covenant, or agreement that is the subject of another provision of this Article 8, in which event such other provision of this Article 8 shall govern; provided, that during any period of time that any such failure or non-performance of Borrowers or any Guarantor, as applicable, referred to in this paragraph exists, even if such failure or non-performance is not yet an Event of Default by virtue of the existence of a grace or cure period or the pre-condition of the giving of a notice, at the option of Lender, Lender shall not be required during such period to make Advances to Borrowers;
                If any material portion of any Borrower's or any of its Subsidiaries' assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person;
                If an Insolvency Proceeding is commenced by any Borrower or any of its Subsidiaries;
                If an Insolvency Proceeding is commenced against any Borrower, or any of its Subsidiaries, and any of the following events occur: (a) the applicable Borrower or the Subsidiary consents to the institution of the Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Lender shall be relieved of its obligation to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, any Borrower or any of its Subsidiaries, or (e) an order for relief shall have been entered therein;
                If any Borrower or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;
                If a notice of Lien, levy, or assessment is filed of record with respect to any Borrower's or any of its Subsidiaries' assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any Borrower's or any of its Subsidiaries' assets and the same is not paid before such payment is delinquent;
                If a judgment or other claim becomes a Lien or encumbrance upon any material portion of any Borrower's or any of its Subsidiaries' assets;
                If there is a default in any Material Contract or any other agreement to which any Borrower or any of its Subsidiaries is a party and which is material to such Borrower and its Subsidiaries, taken as a whole, and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of a Borrower's or its Subsidiaries' obligations thereunder, to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein;
                If any Borrower or any of its Subsidiaries makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;
                If any misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or Record made to Lender by any Borrower, its Subsidiaries, or any officer, employee, agent, or director of any Borrower or any of its Subsidiaries;
                If the obligation of any Guarantor under its Guaranty or the Guarantor Security Agreement is limited or terminated by operation of law or by such Guarantor thereunder;
                If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby; or
                Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Borrower or any Guarantor, or a proceeding shall be commenced by any Borrower, any Guarantor or by any Governmental Authority having jurisdiction over any Borrower or any Guarantor, seeking to establish the invalidity or unenforceability thereof, or any Borrower or any Guarantor shall deny that any Borrower or such Guarantor has any liability or obligation purported to be created under any Loan Document.
  THE LENDER'S RIGHTS AND REMEDIES.
    Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, Lender (at its election but without notice of its election and without demand) may do any one or more of the following, all of which are authorized by Borrowers:
      Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;
      Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement, under any of the Loan Documents, or under any other agreement between Borrowers and Lender;
      Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Lender, but without affecting any of the Lender's Liens in the Collateral and without affecting the Obligations;
      Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Lender considers advisable, and in such cases, Lender will credit the Loan Account with only the net amounts received by Lender in payment of such disputed Accounts after deducting all Lender Expenses incurred or expended in connection therewith;
      Cause Borrowers to hold all returned Inventory in trust for Lender, segregate all returned Inventory from all other assets of Borrowers or in Borrowers' possession and conspicuously label said returned Inventory as the property of Lender;
      Without notice to or demand upon any Borrower or any Guarantor, make such payments and do such acts as Lender considers necessary or reasonable to protect its security interests in the Collateral. Each Borrower agrees to assemble the Personal Property Collateral if Lender so requires, and to make the Personal Property Collateral available to Lender at a place that Lender may designate which is reasonably convenient to both parties. Each Borrower authorizes Lender to enter the premises where the Personal Property Collateral is located, to take and maintain possession of the Personal Property Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Lender's determination appears to conflict with the Lender's Liens and to pay all expenses incurred in connection therewith and to charge Borrowers' Loan Account therefor. With respect to any of Borrowers' owned or leased premises, each Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender's rights or remedies provided herein, at law, in equity, or otherwise;
      Without notice to any Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of any Borrower held by Lender (including any amounts received in the Cash Management Accounts), or (ii) Indebtedness at any time owing to or for the credit or the account of any Borrower held by Lender;
      Hold, as cash collateral, any and all balances and deposits of any Borrower held by Lender, and any amounts received in the Cash Management Accounts, to secure the full and final repayment of all of the Obligations;
      Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Personal Property Collateral. Each Borrower hereby grants to Lender a license or other right to use, without charge, such Borrower's labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, domain names and advertising matter, or any property of a similar nature, as it pertains to the Personal Property Collateral, in completing production of, advertising for sale, and selling any Personal Property Collateral and such Borrower's rights under all licenses and all franchise agreements shall inure to Lender's benefit;
      Sell the Personal Property Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrowers' or their Subsidiaries' premises) as Lender determines is commercially reasonable. It is not necessary that the Personal Property Collateral be present at any such sale;
      Lender shall give notice of the disposition of the Personal Property Collateral as follows:
        Lender shall give Administrative Borrower (for the benefit of the applicable Borrower) a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Personal Property Collateral, then the time on or after which the private sale or other disposition is to be made; and
        The notice shall be personally delivered or mailed, postage prepaid, to Administrative Borrower as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Personal Property Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;
      Lender may credit bid and purchase at any public sale;
      Lender may seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;
      Lender shall have all other rights and remedies available to it at law or in equity pursuant to any other Loan Documents; and
      Any deficiency that exists after disposition of the Personal Property Collateral as provided above will be paid immediately by Borrowers. Any excess will be returned, without interest and subject to the rights of third Persons, by Lender to Administrative Borrower (for the benefit of the applicable Borrower); provided, however, that Lender shall only have the rights granted in subsections 9.1(i), (j), (l) and (m) if it has first instituted an action pursuant to subsection 9.1(a), (b) or (c) above.
    Remedies Cumulative. The rights and remedies of Lender under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided by contract, under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.
  TAXES AND EXPENSES.

  If any Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Lender, in its sole discretion and without prior notice to any Borrower, may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such reserves in Borrowers' Loan Account as Lender deems necessary to protect Lender from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.8 hereof, obtain and maintain insurance policies of the type described in Section 6.8 and take any action with respect to such policies as Lender deems prudent. Any such amounts paid by Lender shall constitute Lender Expenses and any such payments shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement. Lender need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

  WAIVERS; INDEMNIFICATION.
    Demand; Protest. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, Chattel Paper, and guarantees at any time held by Lender on which any such Borrower may in any way be liable.
    Lender's Liability for Collateral. Each Borrower hereby agrees that: (a) so long as Lender complies with its obligations, if any, under the Code, Lender shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.
    Indemnification. Each Borrower shall pay, indemnify, defend, and hold the Lender-Related Persons, each Participant, and each of their respective officers, directors, employees, agents, attorneys and attorneys-in-fact (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys' fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). The foregoing to the contrary notwithstanding, Borrowers shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.
  NOTICES.

  Unless otherwise provided in this Agreement, all notices or demands by Borrowers or Lender to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as the Administrative Borrower or Lender, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrowers in care of Administrative Borrower or to Lender, as the case may be, at its address set forth below:

  If to Administrative

  Borrower: SYNALLOY CORPORATION

  2155 West Croft Circle

  Spartanburg, South Carolina 29304

  Attn: Mr. Gregory M. Bowie, VP, Finance

  Fax No. (864) 596-1501

  with copies to: HAYNSWORTH SINKLER BOYD, P.A.

  P. O. Box 2048

  Greenville, South Carolina 29601

  Attn: Joseph J. Blake, Jr., Esq.

  Fax No.: (864) 240-3300

  If to Lender: FOOTHILL CAPITAL CORPORATION

  1000 Abernathy Rd., N.E., Suite 1450

  Atlanta, Georgia 30328

  Attn: Business Finance Division Manager

  Fax No.: (770) 508-1374

  If to Lender: FOOTHILL CAPITAL CORPORATION

  2450 Colorado Avenue

  Suite 3000 West

  Santa Monica, California 90404

  Attn: Business Finance Division Manager

  Fax No. (310) 459-7413

  with copies to: PAUL, HASTINGS, JANOFSKY & WALKER

  LLP

  600 Peachtree Street, N.E., Suite 2400

  Atlanta, Georgia 30308

  Attn: Chris D. Molen, Esq.

  Fax No: (404) 815-2424.

  Lender and Borrowers may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 12, other than notices by Lender in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Each Borrower acknowledges and agrees that notices sent by Lender in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
      THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA.
      THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF FULTON, STATE OF GEORGIA, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWERS AND LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

  BORROWERS AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWERS AND LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

  ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
    Assignments and Participations.
      Lender may assign and delegate to one or more assignees (each an "Assignee") all, or any ratable part of all, of the Obligations and the other rights and obligations of Lender hereunder and under the other Loan Documents; provided, however, that Borrowers may continue to deal solely and directly with Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and (ii) related information with respect to the Assignee, have been given to Administrative Borrower by Lender and the Assignee an appropriate assignment and acceptance agreement.
      From and after the date that Lender provides Administrative Borrower with such written notice and executed assignment and acceptance agreement, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment and acceptance agreement, shall have the assigned and delegated rights and obligations of a Lender under the Loan Documents, and (ii) Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned and delegated by it pursuant to such assignment and acceptance agreement, relinquish its rights (except with respect to Section 11.3 hereof) and be released from its obligations under this Agreement (and in the case of an assignment and acceptance agreement covering all or the remaining portion of Lender's rights and obligations under this Agreement and the other Loan Documents, Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrowers and the Assignee.
      Immediately upon Borrower's receipt of such fully executed assignment and acceptance agreement, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the rights and duties of Lender arising therefrom.
      Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of Lender (a "Participant") participating interests in Obligations and the other rights and interests of Lender hereunder and under the other Loan Documents, provided, however, that (i) Lender shall remain the "Lender" for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations and the other rights and interests of Lender hereunder shall not constitute a "Lender" hereunder or under the other Loan Documents and Lender's obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers and Lender shall continue to deal solely and directly with each other in connection with Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) Lender shall not transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or a material portion of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums; and (v) all amounts payable by Borrowers hereunder shall be determined as if Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through Lender and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the Borrowers, the Collections, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by Lender.
      In connection with any such assignment or participation or proposed assignment or participation, a Lender may disclose all documents and information which it now or hereafter may have relating to Borrowers or Borrowers' business.
      Any other provision in this Agreement notwithstanding, Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or United States Treasury Regulation 31 CFR Section 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.
    Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrowers may not assign this Agreement or any rights or duties hereunder without Lender's prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by Lender shall release any Borrower from its Obligations. Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof, no consent or approval by any Borrower is required in connection with any such assignment.
    Confidentiality. Lender agrees to keep all Reports and other material, non-public information regarding Borrowers and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner; it being understood and agreed by Borrowers that Lender may make disclosures (i) to counsel for and other advisors, accountants, and auditors to Lender, (ii) reasonably required by any bona fide potential or actual Assignee or Participant in connection with any contemplated or actual assignment or transfer by Lender of an interest herein or any participation interest in Lender's rights hereunder, (iii) of information that has become public by disclosures made by Persons other than Lender, its Affiliates, assignees, transferees, or Participants, or (iv) as required or requested by any court, governmental or administrative agency, pursuant to any subpoena or other legal process, or by any law, statute, regulation, or court order; provided, however, that, unless prohibited by applicable law, statute, regulation, or court order, Lender shall notify Borrower of any request by any court, governmental or administrative agency, or pursuant to any subpoena or other legal process for disclosure of any such non-public material information concurrent with, or where practicable, prior to the disclosure thereof; provided further, that any disclosures pursuant to the preceding clauses (i) and (ii) shall be made subject to the recipient of the disclosures agreeing to be bound by the confidentiality provisions hereof.

  AMENDMENTS; WAIVERS.

    Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrowers therefrom, shall be effective unless the same shall be in writing and signed by Lender and Administrative Borrower (on behalf of all Borrowers) and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
    No Waivers; Cumulative Remedies. No failure by Lender to exercise any right, remedy, or option under this Agreement or, any other Loan Document, or delay by Lender in exercising the same, will operate as a waiver thereof. No waiver by Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Lender on any occasion shall affect or diminish Lender's rights thereafter to require strict performance by Borrowers of any provision of this Agreement. Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Lender may have.
  GENERAL PROVISIONS.
    Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrowers and Lender.
    Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
    Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Lender or Borrowers, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
    Withholding Taxes. All payments made by Borrowers hereunder or under any note will be made without setoff, counterclaim, or other defense, except as required by applicable law other than for Taxes (as defined below). All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction (other than the United States) or by any political subdivision or taxing authority thereof or therein (other than of the United States) with respect to such payments (but excluding, any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (i) measured by or based on the net income or net profits of Lender, or (ii) to the extent that such tax results from a change in the circumstances of Lender, including a change in the residence, place of organization, or principal place of business of Lender, or a change in the branch or lending office of Lender participating in the transactions set forth herein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, each Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any note, including any amount paid pursuant to this Section 16.5 after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrowers shall not be required to increase any such amounts payable to Lender if the increase in such amount payable results from Lender's own willful misconduct or gross negligence. Borrowers will furnish to Lender, as promptly as possible after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrowers.
    Amendments in Writing. This Agreement only can be amended by a writing signed by Lender and each of the Borrowers.
    Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
    Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Borrower or any Guarantor or the transfer to Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys' fees of Lender related thereto, the liability of Borrowers or Guarantors automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.
    Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.
    Parent as Lender for Borrowers. Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (the "Administrative Borrower"), which appointment shall remain in full force and effect unless and until Lender shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide Lender with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce Lender to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against Lender by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, (b) Lender's relying on any instructions of the Administrative Borrower, or (c) any other action taken by Lender hereunder or under the other Loan Documents, except that Borrowers will have no liability to any Lender-Related Person under this Section 16.10 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Lender-Related Person.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWERS: SYNALLOY CORPORATION,

a Delaware corporation

By: /s/ Gregory M. Bowie

Title: Vice President, Finance

BRISTOL METALS, L.P.,

a Tennessee limited partnership

By: /s/ Gregory M. Bowie

Title: Vice President, Finance

MANUFACTURERS CHEMICALS, L.P., a Tennessee limited partnership

By: /s/ Gregory M. Bowie

Title: Vice President, Finance

ORGANIC-PIGMENTS CORP.,

a North Carolina corporation

By: /s/ Gregory M. Bowie

Title: Vice President, Finance

LENDER: FOOTHILL CAPITAL CORPORATION,

a California corporation

By: /s/ Kathy R. Plisko

Senior Vice President

1. DEFINITIONS AND CONSTRUCTION. 1

1.1 Definitions 1

1.2 Accounting Terms 22

1.3 Code 22

1.4 Construction 22

1.5 Schedules and Exhibits 23

2. LOAN AND TERMS OF PAYMENT 23

2.1 Revolver Advances 23

2.2 [Intentionally Omitted.] 25

2.3 Borrowing Procedures and Settlements 25

2.4 Payments 25

2.5 [Intentionally Omitted.] 26

2.6 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations 27

2.7 Cash Management 29

2.8 Crediting Payments 29

2.9 Designated Account 30

2.10 Maintenance of Loan Account; Statements of Obligations 30

2.11 Fees 30

2.12 Letters of Credit 31

2.13 LIBOR Option 33

2.14 Capital Requirements 35

2.15 Joint and Several Liability of Borrowers 36

3. CONDITIONS; TERM OF AGREEMENT 38

3.1 Conditions Precedent to the Initial Extension of Credit 38

3.2 Conditions Subsequent to the Initial Extension of Credit 42

3.3 Conditions Precedent to all Extensions of Credit 43

3.4 Term 43

3.5 Effect of Termination 44

3.6 Early Termination by Borrowers 44

4. CREATION OF SECURITY INTEREST 45

4.1 Grant of Security Interest 45

4.2 Negotiable Collateral and Chattel Paper 45

4.3 Collection of Accounts, General Intangibles, and Negotiable Collateral 45

4.4 Delivery of Additional Documentation Required 46

4.5 Power of Attorney 46

4.6 Right to Inspect 47

4.7 Control Agreements 47

4.8 Commercial Tort Claims 47

5. REPRESENTATIONS AND WARRANTIES 47

5.1 No Encumbrances 48

5.2 Eligible Accounts 48

5.3 Eligible Inventory 48

5.4 [Intentionally omitted.] 48

5.5 Location of Inventory and Equipment 48

5.6 Inventory and Equipment Records 48

5.7 Location of Chief Executive Office; FEIN; Organization I.D. Number 48

5.8 Due Organization and Qualification; Subsidiaries 48

5.9 Due Authorization; No Conflict 49

5.10 Litigation 50

5.11 No Material Adverse Change 50

5.12 Fraudulent Transfer 51

5.13 Employee Benefits 51

5.14 Environmental Condition; Environmental Reports 51

5.15 Brokerage Fees 51

5.16 Intellectual Property 51

5.17 Leases 52

5.18 DDAs 52

5.19 Complete Disclosure 52

5.20 Indebtedness 52

5.21 Regulation U 52

5.22 Permits, Etc 52

5.23 Life Insurance Polices 53

6. AFFIRMATIVE COVENANTS 53

6.1 Accounting System 53

6.2 Collateral Reporting 53

6.3 Financial Statements, Reports, Certificates 54

6.4 Guarantor Reports 56

6.5 Returns and Allowances 57

6.6 Maintenance of Properties 57

6.7 Taxes 57

6.8 Insurance 57

6.9 Location of Inventory and Equipment 58

6.10 Compliance with Laws 58

6.11 Leases 59

6.12 Brokerage Commissions 59

6.13 Existence 59

6.14 Environmental 59

6.15 Disclosure Updates 59

6.16 Employee Benefits 60

7. NEGATIVE COVENANTS 60

7.1 Indebtedness 60

7.2 Liens 61

7.3 Restrictions on Fundamental Changes 61

7.4 Disposal of Assets 62

7.5 Change Name 62

7.6 Guarantee 62

7.7 Nature of Business 62

7.8 Prepayments and Amendments 62

7.9 Change of Control 62

7.10 Consignments 62

7.11 Distributions 62

7.12 Accounting Methods 63

7.13 Investments 63

7.14 Transactions with Affiliates 63

7.15 Suspension 63

7.16 Compensation 63

7.17 Use of Proceeds 63

7.18 Change in Location of Chief Executive Office; Inventory and Equipment with Bailees 63

7.19 Securities Accounts 64

7.20 Financial Covenants 64

7.21 No Prohibited Transactions Under ERISA 66

7.22 Real Property 67

8. EVENTS OF DEFAULT 67

9. THE LENDER'S RIGHTS AND REMEDIES 69

9.1 Rights and Remedies 69

9.2 Remedies Cumulative 71

10. TAXES AND EXPENSES 72

11. WAIVERS; INDEMNIFICATION 72

11.1 Demand; Protest 72

11.2 Lender's Liability for Collateral 72

11.3 Indemnification 72

12. NOTICES 73

13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER 74

14. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS 75

14.1 Assignments and Participations 75

14.2 Successors 77

14.3 Confidentiality 77

15. AMENDMENTS; WAIVERS 77

15.1 Amendments and Waivers 77

15.2 No Waivers; Cumulative Remedies 78

16. GENERAL PROVISIONS 78

16.1 Effectiveness 78

16.2 Section Headings 78

16.3 Interpretation 78

16.4 Severability of Provisions 78

16.5 Withholding Taxes 78

16.6 Amendments in Writing 79

16.7 Counterparts; Telefacsimile Execution 79

16.8 Revival and Reinstatement of Obligations 79

16.9 Integration 79

16.10 Parent as Lender for Borrowers 80

EXHIBITS AND SCHEDULES

Exhibit B-1 Form of Borrowing Base Certificate

Exhibit C-1 Form of Compliance Certificate

Exhibit L-1 Form of LIBOR Notice

Schedule A-1 Lender's Account

Schedule B-1 Designated Account and Designated Account Bank

Schedule C-1 Equipment Locations

Schedule C-2 Commercial Tort Claims

Schedule E-1 Eligible Inventory Locations

Schedule L-1 Life Insurance Policies

Schedule M-1 Material Contracts

Schedule P-1 Permitted Liens

Schedule 2.7(a) Cash Management Banks

Schedule 5.5 Locations of Inventory and Equipment

Schedule 5.7 Chief Executive Office; FEIN; Organizational I.D. Number

Schedule 5.8(b) Capitalization of Borrowers

Schedule 5.8(c) Capitalization of Borrowers' Subsidiaries

Schedule 5.10 Litigation

Schedule 5.13 Employee Benefits/ERISA

Schedule 5.14 Environmental Matters

Schedule 5.16 Intellectual Property

Schedule 5.18 Demand Deposit Accounts

Schedule 5.20 Permitted Indebtedness

Schedule 7.19 Securities Accounts

Schedule A-1

Lender's Account

An account at a bank designated by Lender from time to time as the account into which Borrowers shall make all payments to Lender under this Agreement and the other Loan Documents; unless and until Lender notifies Borrowers to the contrary, Lender's Account shall be that certain deposit account bearing account number 323-266193 and maintained by Lender with The Chase Manhattan Bank, 4 New York Plaza, 15th Floor, New York, New York 10004, ABA #021000021.

EXHIBIT C-1

(Form of Compliance Certificate)

[on Administrative Borrower's letterhead]

To: Foothill Capital Corporation

1000 Abernathy Road

Suite 1450

Atlanta, Georgia 30328

Attn: Business Finance Division Manager

Re: Compliance Certificate dated __________ ____, 200_

Ladies and Gentlemen:

Reference is made to that certain Loan and Security Agreement, dated as of July 26, 2002 (as from time to time amended, supplemented, restated, or otherwise modified, the "Loan Agreement") among Synalloy Corporation, a Delaware corporation ("Administrative Borrower"), and its subsidiaries signatory thereto (together with the Administrative Borrower, each a "Borrower;" and, collectively, "Borrowers"), and Foothill Capital Corporation, a California corporation ("Lender"). Capitalized terms used in this Compliance Certificate without definition shall have the meaning ascribed to such terms in the Loan Agreement.

Pursuant to Section 6.3 of the Loan Agreement, the undersigned chief financial officer of Administrative Borrower hereby certifies that:

1. The financial statements in Schedule 1 attached hereto, have been prepared in accordance with GAAP (except for the lack of footnotes and year-end adjustments) and fairly present in all material respects the financial condition of Borrowers and their Subsidiaries.

2. The representations and warranties of Borrowers and of each Subsidiary of Borrowers contained in the Loan Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of this certificate, as though made on and as of this date (except to the extent that such representations and warranties relate solely to an earlier date).

3. There does not exist any condition or event that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, specifying the nature and period of existence thereof and what action Borrowers have taken, are taking, or propose to take with respect thereto.

4. Schedule 3 attached hereto demonstrates, in reasonable detail, compliance at the end of the period referenced above with the applicable financial covenants contained in Section 7.20 of the Loan Agreement.

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this _____ day of _______________, ________.

SYNALLOY CORPORATION,
a Delaware corporation, in its capacity as Administrative Borrower

By:

Name:

Title:

SCHEDULE 1

FINANCIAL STATEMENTS

(See Attached)

SCHEDULE 2

DEFAULTS AND EVENTS OF DEFAULT

SCHEDULE 3

COVENANT COMPLIANCE

1. Minimum EBITDA.

Borrowers' EBITDA for the fiscal month ending _________, ________ is $______________, which amount [is/is not] greater than or equal to the amount set forth in Section 7.20(a)(i) of the Loan Agreement for the corresponding period.

2. Minimum Tangible Net Worth.

Borrowers' Tangible Net Worth for the fiscal month ending _________, ________ is $______________, which amount [is/is not] greater than or equal to the amount set forth in Section 7.20(a)(ii) of the Loan Agreement for the corresponding period.

3. Minimum Excess Availability.

Borrowers' Excess Availability as of ________________ is $______________, which amount [is/is not] greater than or equal to the amount set forth in Section 7.20(a)(iii) of the Loan Agreement for such date.

4. Minimum Equipment Value.

No material change has occurred in the appraised value of Borrowers' Equipment since the date of the last appraisal of such Equipment delivered to Lender.

5. Maximum Capital Expenditures.

(a) The aggregate amount of capital expenditures made to date in the current fiscal year is $________________.

(b) The aggregate amount set forth above [is/is not] less than or equal to the amount set forth in Section 7.20(b) of the Loan Agreement for the corresponding period.

EXHIBIT L-1

FORM OF LIBOR NOTICE

Foothill Capital Corporation
1000 Abernathy Road
Suite 1450
Atlanta, Georgia 30328
Attention:

Ladies and Gentlemen:

Reference hereby is made to that certain Loan and Security Agreement, dated as of July 26 2002 (the "Loan Agreement"), by and among Synalloy Corporation, a Delaware Corporation ("Administrative Borrower") and its subsidiaries signatory thereto (together with Administrative Borrower, each a "Borrower;" and, collectively, "Borrowers"), and Foothill Capital Corporation, a California corporation ("Lender"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

This LIBOR Notice represents Borrowers' request to elect the LIBOR Option with respect to outstanding Advances in the amount of $ (the "LIBOR Rate Advance")[, and is a written confirmation of the telephonic notice of such election given to Lender].

Such LIBOR Rate Advance will have an Interest Period of [1, 2, or 3] month(s) commencing on .

This LIBOR Notice further confirms Borrowers' acceptance, for purposes of determining the rate of interest based on the LIBOR Rate under the Loan Agreement, of the LIBOR Rate as determined pursuant to the Loan Agreement.

Each Borrower represents and warrants that (i) as of the date hereof, each representation or warranty contained in or pursuant to any Loan Document, any agreement, instrument, certificate, document or other writing furnished at any time under or in connection with any Loan Document, and as of the effective date of any advance, continuation or conversion requested above is true and correct in all material respects (except to the extent any representation or warranty expressly related to an earlier date), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), and (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above.

Dated:

SYNALLOY CORPORATION, a Delaware corporation, in its capacity as Administrative Borrower

By
Name:
Title:

Acknowledged by:

FOOTHILL CAPITAL CORPORATION

By:
Name:
Title:

SCHEDULE A-1

Lender's Account

  SCHEDULE B-1

  Designated Account and Designated Bank Account

  Wachovia Bank, N.A.

  aba 05-3100494

  Account Name: Synalloy Corporation

  Account Number: 1861-019-730

  SCHEDULE C-1

  Equipment Locations

  Bristol Metals, L.P.

  390 Bristol Road

  Bristol, TN 37620

  Manufacturers Chemicals, L.P.

4325 Old Tasso Road

Cleveland, TN 37312

  SCHEDULE C-2

  Commercial Tort Claims

  [None.]

  SCHEDULE E-1

  Eligible Inventory Locations

  1. Synalloy Corporation Spartanburg County

  Post Office Box 5627 2155 West Croft Circle

  Spartanburg, SC 29304 Spartanburg, SC 29302

  2. Bristol Metals, L.P. Sullivan County

  Post Office Box 1589 390 Bristol Road

  Bristol, TN 37621 Bristol, TN 37620

  3. Manufacturers Chemicals, L. P. Bradley County

  Post Office Box 2788 4325 Old Tasso Road

  Cleveland, TN 37320-2788 Cleveland, TN 37312

  Manufacturers Chemicals, L.P. Whitfield County

  1330 Coronet Drive 1330 Coronet Drive

  Dalton, GA 30720 Dalton, GA 30720

  4. Organic-Pigments Corp. Guilford County

  Post Office Box 2667 209 King Street

  Greensboro, NC 27402 Greensboro, NC 27406

  SCHEDULE L-1

  Life Insurance Policies

  Cash Surrender

  Insurer Policy Number Insured Value

  General American 1821425 Benjamin M. Smith $423,014.99

  General American 1820009 Robert Stockwell Davies $472,696.94

  General American 1820007 Donald Ray Bain $316,011.03

  General American 1820005 Porter Clarke Blackman $248,180.43

  General American 1820003 Erwin Collins Thornton $407,957.76

  General American 1820001 William Armstrong Coleman $439,029.20

  SCHEDULE M-1

  Material Contracts

  Ciba Specialty Chemicals Corporation, dated January 30, 1998, with Synalloy Corporation.

  Ondeo Nalco Energy Services, L.P., dated November 1, 2001, with Synalloy Corporation.

  Sumitomo Chemical Company, Limited; Sumitomo Corporation and Summit Specialty Chemicals Corporation ("Sumitomo"), dated April 1, 2002, with Synalloy Corporation.

  SCHEDULE P-1

  Permitted Liens

  [To come from Paul Hastings.]

SCHEDULE 2.7(a)

Cash Management Banks.

Wachovia Bank, N.A.

Corporate Banking Department

101 North Pine Street

P. O. Box 5707

Spartanburg, SC 29304

  SCHEDULE 5.5

  Locations of Inventory and Equipment

  1. Synalloy Corporation Spartanburg County

  Post Office Box 5627 2155 West Croft Circle

  Spartanburg, SC 29304 Spartanburg, SC 29302

  2. Bristol Metals, L.P. Sullivan County

  Post Office Box 1589 390 Bristol Road

  Bristol, TN 37621 Bristol, TN 37620

  3. Manufacturers Chemicals, L. P. Bradley County

  Post Office Box 2788 4325 Old Tasso Road

  Cleveland, TN 37320-2788 Cleveland, TN 37312

  Manufacturers Chemicals, L.P. Whitfield County

  1330 Coronet Drive 1330 Coronet Drive

  Dalton, GA 30720 Dalton, GA 30720

  4. Organic-Pigments Corp. Guilford County

  Post Office Box 2667 209 King Street

  Greensboro, NC 27402 Greensboro, NC 27406

  Consigned Inventory

  Location Ownership

  Springs Industries Organic-Pigments Corp.

  294 Grace Avenue

  Lancaster, SC 29720

  Zeres Coatings Organic-Pigments Corp.

  2018 Cleanwater Circle

  Bowling Green, OH 43402

  Trichromatic West Organic-Pigments Corp.

  6060 Rickenbacker Road

    Commerce, CA 90040

  Springs Industries Synalloy Corporation

  294 Grace Avenue

  Lancaster, SC 29720

  Cranston Print Works Co. Synalloy Corporation

  2 Worchester Road

  Webster, MA 01570

  Sidney Springer Co. Synalloy Corporation

  1019 East 4th Place

  Los Angeles, CA 90021

  MF&H Textiles, Inc. Synalloy Corporation

  Hwy. 96 West

  Butler, GA 31006-1970

  Russell Corporation Synalloy Corporation

  755 Lee Street

  Alexander City, AL 35010

  SCHEDULE 5.7

  Chief Executive Office; FEIN; Organizational ID Number

  FEIN/Organizational

  Company Chief Executive Office ID Number

  Borrowers:

  Synalloy Corporation 2155 West Croft Circle 57-0426694/2154910

  Spartanburg, SC 29302

  Bristol Metals, L.P. 390 Bristol Road 58-2245237/0314787

  Bristol, TN 37620

  Manufacturers Chemicals, L.P. 4325 Old Tasso Road 62-1667469/0322764

  Cleveland, TN 37312

  Organic-Pigments Corp. 209 King Street 56-1081069/0108315

  Greensboro, NC 27406

  Guarantors:

  Whiting Metals, Inc. 2155 West Croft Circle 57-0403347/N/A

  Spartanburg, SC 29302

  Synalloy Metals, Inc. 390 Bristol Road 59-1036236/0257963

  Bristol, TN 37620

  Manufacturers Soap & Chemical 4325 Old Tasso Road 62-0280180/0019707

  Co. Cleveland, TN 37312

  Metchem, Inc. 900 Market Street 51-0373317/2593010

  Wilmington, DE 19801

  Delmet, Inc. 900 Market Street 51-0375887/2636889

  Wilmington, DE 19801

  FEIN/Organizational

  Company Chief Executive Office ID Number

  Delsoap, Inc. 900 Market Street 52-2008268/2694198

  Wilmington, DE 19801

  Synco International, Inc. P. O. Box 12150 66-0521434

  St. Thomas, V.I. 00801

  SCHEDULE 5.8(b)

  Capitalization of Borrowers

  Authorized Company Issued and

  Company Stock Outstanding

  Synalloy Corporation Common Stock, $1 par value Issued - 8,000,000

  12,000,000 shares authorized Outstanding -

  5,964,304

  Organic-Pigments Corp. Common Stock, $10 par value 70

  10,000 shares authorized

  Bristol Metals, L.P. 1,000 Units 100 Units

  Manufacturers Chemicals, L.P. 1,000 Units 100 Units

  Synalloy Corporation has issued rights pursuant to a Rights Agreement dated as of February 4, 1999, between the Company and America Stock Transfer and Trust Company, as amended, May 3, 1999 and May 22, 2000, which upon the occurrence of certain events will entitle the holder of each share of common stock the right to purchase 2/10ths of one share of Common Stock. The rights presently are not exercisable and trade with the Common Stock.

  Synalloy Corporation has authorized the granting of options to purchase up to 809,000 shares of its Common Stock. Of this total, 607,000 have been granted of which as of July 1, 2002, 298,200 are currently exercisable. These options have been granted to certain key employees and directors of the Company. Reference is made to the plans which are Exhibits 10.1, 10.2 and 10.3 to the 2001 Form 10-K of Synalloy corporation.

  SCHEDULE 5.8(c)

  Capitalization of Borrowers' Subsidiaries

Organizational Authorized Outstanding

Subsidiary Jurisdiction Capital Shares Owner

Whiting Metals, Inc. S. Carolina 100 78 Synalloy Corp.

(Non-active)

Synalloy Metals, Inc. Tennessee 100 100 Synalloy Corp.

Manufacturers Soap &

Chemical, Co. Tennessee 5,000 1,500 Synalloy Corp.

Synco International Virgin Islands 1,000 1,000 Synalloy Corp.

Metchem, Inc. Delaware 3,000 100 Synalloy Corp.

Delmet, Inc. Delaware 3,000 100 Synalloy Metals,

Inc.

Delsoap, Inc. Delaware 3,000 100 Manufacturers Soap

& Chemical

Company

Organic-Pigments Corp. N. Carolina 10,000 70 Synalloy Corp.

SCHEDULE 5.10

Litigation

  Pending.

    Joseph N. Avento v. Synalloy Corporation and Bristol Metals, L.P., Chancery Court for Sullivan County, Tennessee, Case No. B0018185(M). This is an action brought by the former President of Bristol Metals, L.P. alleging that he was wrongfully terminated because of his age. The Company believes that the claims are without merit based on many factors, including the fact that he was not terminated, but voluntarily resigned.

On April 24, 2002, the defendants filed a Motion for Summary Judgment. On May 1, 2002, counsel for the Plaintiff filed a motion to withdraw which was granted by the Court. Mr. Avento was given until June 14, 2002 to retain new counsel and until July 15, 2002 to respond to the Motion for Summary Judgment. Neither action has been taken by Mr. Avento to date. The defendants have renewed their Motion for Summary Judgment.

  Threatened.

a. Bristol Metals, L.P. has received a claim that could total over a million dollars in damages from a subcontractor related to alleged leaks near a hotel swimming pool. The subcontractor claims that material failure in Synalloy pipe contributed to the leaks. The claim is in the first stages of investigation. However, it appears that there are substantial issues of material selection and installation that would not be the responsibility of Synalloy and its subsidiaries. In addition, the claim has been submitted to Synalloy's carrier and if the pipe was defective, all or portion of the claim may be covered by insurance.

SCHEDULE 5.13

Employee Benefits/ERISA

Synalloy Corporation 401(k) Employee Stock Ownership Plan

Bristol Metals, L.P. Pension Plan A

Bristol Metals, L.P. Pension Plan B

Medical Benefits for Employees of Synalloy Corporation

LTD Benefits for Employees of Synalloy Corporation

SCHEDULE 5.14

Environmental Matters.

Prior to 1987, Parent utilized certain products at its chemical facilities that are currently classified as hazardous waste. Environmental investigation, including testing of the groundwater in the area of treatment impoundments, disclosed the presence of certain contaminants and identified several solid waste management units.

Borrowers have supplied Lender with the reports/information as follows:

Spartanburg, S.C. Facility

Documents Provided:

  Summary of: Corrective Measures Study Report (Kubal-Fair & Associates, March 2000).

  Approval for Closure Design (DHEC letter, December 27, 2001).

  Summary of: Closure Design - Corrective Action Management Unit (Kubal-Fair & Associates, April 2002).

  Cost Estimates for:

A. Off-Site Disposal - SWMU 9, 26 and Bldg. 8

B. Remedial and Post-Closure Care Cost Estimate

C. CAMU Activities

Information provided:

In connection with the issuance of a 1989 post-closure care hazardous waste permit, soil and groundwater contamination was identified in the area of numerous solid waste management units and other areas of concern. By letter dated December 27, 2001, Parent received approval to excavate waste and impacted soil from six (6) inactive solid waste management units and to consolidate excavated materials from these inactive units at an on-site correct action management unit (located at the site of three additional inactive solid waste management units). This majority of the work is expected to be performed in 2002, but will not be completed until 2003. The existing pump-and-treat system treating contaminated groundwater will remain in operation for the foreseeable future. In addition, Parent anticipates closing three other solid waste management units and conducting an environmental investigation of potential leaks from on-site sewer lines that are to be replaced.

Parent reported a special charge of $560,000 in 2000, and had a reserve of $1,304,000 as of December 29, 2001 to account for additional estimated future costs.

Augusta, GA Facility

Documents provided:

  Summary of: Revised Closure and Post-Closure Care Plan - Surface Impoundment/ Equalization Basin (Kubal-Fair & Associates, December 2001).

  Approval of Closure Plan (Georgia Dept. of Natural Resources letter, May 2, 2002).

  Cost Estimate: "Remediation and Post-Closure Care Cost Estimates" [Note: Even though the Corrective Measures Study has not been submitted, estimates for remaining solid waste management unit remediation was included.]

  Information provided:

  Operations at this facility were discontinued in 2001. Pursuant to a post-closure care hazardous waste permit and consent order, Parent received approval to close-in-place two former waste water surface impoundments. In addition, Parent anticipates conducting additional soil investigations and disposing of any impacted surface soils in an off-site, non-hazardous waste landfill. Parent intends to request approval to discontinue a pump-and-treat system that has been treating contaminated groundwater since the 1980s.

  Parent reported a special charge of $1,148,000 in 2000, and had a reserve of $1,398,000 as of December 29, 2001 to account for additional estimated future costs.

  Bristol Metals, L.P.

  Documents Provided:

  SWMU 35 Ground Water Sampling Data (GeoSolutions, Inc., February 5, 2002).

  Supplemental SWMU 35 Ground Water Sampling Data [Note: SWMU 35 is the last remaining solid waste management unit to be addressed.]

  Cost Estimate: "Remediation and Post-Closure Care Cost Estimate."

Information Provided:

Soil and groundwater contamination with various metals was detected in the area of numerous solid waste management units on the property. The governing regulatory agency has approved the remediation of contaminated soil, and an existing pump-and-treat system to treat contaminated groundwater is expected to remain operational for the foreseeable future. Contaminated groundwater has migrated off-site, but due to continued operation of the groundwater treatment and containment system, further migration to the nearest drinking water well is not expected.

Bristol Metals, L.P. had a reserve of $83,000 to account for additional estimated future costs.

Superfund Site Matters

  Aqua-Tech PRP Litigation: Notice of Dismissal (C.A. # 6:95-1304-3, US Dt. Ct., Dist. of S.C., September 11, 1995).

  Caldwell Systems, Inc. Site, Lenoir, N.C.: Administrative Order of Consent for De Minimus Settlement (March 19, 1999).

  Stoller Chemical Co. Site: PRP Group Memorandum of Agreement (Ravenel Site Group, unsigned and undated, with a cover letter dated March 19, 2002) addressed to Parent indicates that PRP liability was settled with the regulatory agency for $50,000 (representing a 1.4% share) unless and until total remedial expenses exceed $14 million.

  M.J. Solvents Co. Site: PRP Notice Letter (Georgia Dept. of Natural Resources, December 14, 2001) addressed to Organic-Pigments Corp. Organic-Pigments Corp. disposed of only 4-5 drums at the site. Future remediation costs and Organic-Pigments Corp.'s allocated share are presently unknown.

  Four County Landfill, Delsy, Indiana: (A) McBride Baker & Coles letter (March 31, 1993) addressed to Bristol Metals, L.P. [Note: describes terms of de minimis settlement] and (B) PRP Notice (Indiana Dept. of Environmental Management, April 3, 2002) of additional remedial activities beyond the scope of those activities conducted previously pursuant to prior settlement agreements. Additional remedial costs are expected to be between $800,000 and $1,000,000.

  Stoller Chemical/Pelham Phosphates Works Site: United States Department of Justice letter (April 22, 2002) proposing that Parent pay $117,200 to settle its PRP liability.

  Carolina Steel Drum Site: PRP Notice (United States Environmental Protection Agency, January 31, 2002) addressed to Parent as one of twenty-seven (27) PRPs identified to date. Remedial costs incurred to date by United States Environmental Protection Agency are $6,242,500. No volumetric share analysis has been provided at this time.

SCHEDULE 5.16

Intellectual Property

  Brismet, Ser. 72-014, 052, Reg. No. 643, 152, filed August 16, 1956, renewed March 26, 1997. Current owner - Bristol Metals, L.P.

  Bucron, Ser. 72-379456, Reg. No. 939, 370, filed December 23, 1970. Current owner - Synalloy Corporation. (Note: Expires August 1, 2002 and Synalloy does not intend to renew.)

  BU, Ser. 72-097449, Reg. No. 711, 690. Current owner - Synalloy Corporation d/b/a Blackman-Uhler Chemical Company, renewed February 28, 2001.

  Acqua-Hue, Ser. No. 72-062, 905, Reg. No. 716,307. Current owner - Synalloy Corporation d/b/a Blackman-Uhler Chemical Company, renewed February 28, 2001.

  Brismet.com, registered February 13, 1998. Current owner - Synalloy Corporation.

SCHEDULE 5.18

Demand Deposit Accounts

Bank Account Number Company

Wachovia 1861-019-730 Synalloy

Wachovia 1861-086-381 Synalloy

Wachovia 1869-086-382 Synalloy

Wachovia 1867-047-933 Organic-Pigment

Wachovia 3207-78806 Synalloy

First Tennessee National 00002566801 Manufacturers Chemical

AmSouth 0000005223 Bristol Metals

Columbus Bank and Trust 000-224-208-7 Synalloy

First Union 2000900270420 Metchem

Delaware Trust Capital

Management 6728017528-1078286 Metchem

SCHEDULE 5.20

Permitted Indebtedness

  Deferred Compensation as described in Note J to the Consolidated Financial Statements of Borrower for year ending December 29, 2001.

  Premium Finance Agreement with AFCO Premium Credit, LLC dated December 19, 2001.

  Loan Agreement dated as of March 12, 1996 between Synalloy Corporation and Metchem, Inc.

  Loan Agreement dated as of July 1, 1998 between Organic-Pigments Corp. and Metchem, Inc.

  Loan Agreement dated as of March 12, 1996 between Bristol Metals, L.P., as the successor-in-interest to Bristol Metals, Inc. and Metchem, Inc.

  Loan Agreement dated as of August 9, 1999 between Manufacturers Chemicals, L.P. and Metchem, Inc.

SCHEDULE 7.19

Securities Accounts

  Synalloy Corporation account with Banc of America Investment Services, Inc.

  Account No. RS3-750565

  Metchem, Inc. account with Scott & Stringfellow, Inc.

Account No. 52038841-RR12